SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REVOLUTIONARY CONCEPTS, INC.
(Exact name of Registrant as specified in its charter)

Nevada	7382	27-0094868
(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or	Classification Code Number)	Identification No.)
Organization)

Revolutionary Concepts, Inc.
2622 Ashby Woods
Matthews, NC 28105
704-622-6327
(Address and telephone number of principal executive offices and principal place of business)

Ron Carter, President
Revolutionary Concepts, Inc.
2622 Ashby Woods
Matthews, NC 28105
(704) 622-6327
(Name, address and telephone number of agent for service)

Copies to:
Charles Barkley, Esq.
6201 Fairview Road, Suite 200
Charlotte, NC 28210
(704) 944-4290
(704) 944-4280 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock, $0.001 par value	1,642,200	$1.25	$2,052,750	80.67
Class A Warrants	1,000,000
Shares of common stock, $0.001 par value, underlying warrants (3)	1,000,000	$1.25	$1,250,000	49.15
Class B Warrants	1,000,000
Shares of common stock, $0.001 par value, underlying warrants (3)	1,000,000	$1.25	$1,250,000	49.15
Units	100
Total	3.642.200	$1.25	$4,552,750	178.92

(1)  The registration fee for the shares of the selling security holders is based upon a value of $1.25. All shares of common stock registered pursuant to this registration statement are to be offered by the selling stockholders. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a)
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended. The selling security holders are offering 3,642,200 of the shares, which we are registering. These shares will be sold at $1.25 unless and until the shares are traded and thereafter at prevailing market prices. If the selling security holders sell to more than 25 persons, the Company will undertake efforts to have markets established for the trading of the securities. If such a market begins before all securities offered hereby are sold, then the remaining securities will be sold at market prices.
(3) Shares of common stock issuable upon exercise of warrants held by the selling stockholders.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information contained in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither this prospectus nor the selling stockholders is soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 2008

REVOLUTIONARY CONCEPTS, INC.
3,642,200 Shares of Common Stock

This is a prospectus for the resale of up to 3,642,200 shares of our common stock , par value $0.001 per share, by the selling stockholders of Revolutionary Concepts, Inc. identified in this prospectus under “Selling Securityholders”, including 2,000,000 shares of our common stock issuable upon the exercise of 2,000,000 warrants.

Selling security holders are offering shares at a selling price of $1.25 per share. An arbitrary determination of the offering price increases the risk that purchasers of the shares in the offering will pay more than the value the public market ultimately assigns to the shares and more than an independent appraisal value.

Our common stock is presently not traded on any market or securities exchange and we have not begun to take steps to make the shares available for trading. The sales price to the public is fixed at $1.25 per share until such time as the shares of our common stock are traded on the NASD Over-The-Counter Bulletin Board. The Company is not able to apply for OTC Bulletin Board trading on its own. We anticipate seeking sponsorship for the quotation of our common stock on the OTC Bulletin Board upon effectiveness of the registration statement we have filed with the SEC in connection with this offering. However, we can provide no assurance that our shares will be listed for quotation on the OTC Bulletin Board. trading of the securities. If we are unable to obtain a market maker, we expect our securities to trade over the counter on the Pink Sheets after the conclusion of this offering.

The shares of Common Stock offered from time to time by the selling securityholders under this prospectus consist of:

•	1,000,000 shares of Common Stock issued in the Units sold in 2005;(the "2005 Private Placement")

•	1,000,000 shares of Common Stock issuable upon exercise the Class A Warrants sold in the 2005 Private Placement;

•	1,000,000 shares of Common Stock issuable upon conversion of the Class B Warrants sold in the 2005 Private Placement;

•	642,200 shares of Common Stock sold in 2007; (the “2007 Private Placement”.)

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. Pursuant to registration rights granted by us to the selling stockholders, we are obligated to register the shares held or to be acquired upon exercise of warrants by these selling stockholders. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except cash exercise prices upon exercise of the warrants.. We will bear all expenses of registration incurred in connection with this offering (currently estimated to be $62,679, but all selling and other expenses incurred by the selling stockholders will be borne by them. An arbitrary determination of the offering price increase the risk that purchasers of the shares in the offering will pay more than the value the public market ultimately assigns to our common stock and more than an independent appraisal value.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This offering is limited to sale of securities and seeking offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the units.

Until ________________, 2008 (60 days after the commencement of this offering), all dealers that buy, sell or trade the securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.

For investors outside the United States: Neither we nor any of the statutory underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

Investing in our common stock involves a high degree of risk.  We urge you to carefully consider the ‘‘Risk Factors’’ beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus.  Any representation to the contrary is a criminal offense.

Table of Contents
Summary	2
• Our Business	2
• About this Offering
• Corporate Information History	3
The Offering	4
Risk Factors	5
• Risks related to our business and industry	5
• Risks relating to our securities	9
Special note regarding forward looking statements	11
Where you can find more information	11
Use of Proceeds	12
Determination of Offering Price	12
Market for our Securities and Related stockholder matters	12
Management Discussion and Analysis and Plan of Operation	12
Business	18
Industry Overview	20
Patents and Intellectual Property	22
Competition	22
Regulation	23
Legal Proceedings	23
Directors, Executive Officers, Promoters, and Control Persons	23
Executive Compensation	25
Certain relationships and related transactions	26
Selling Stockholders	26
• 2005 Private Placement
• 2007 Private Placement
• Selling Stockholder Table
Plan of distribution	29
Description of securities	31
Transfer Agent	34
Limitation of Liability and Indemnification	34
Legal Matters	34
Experts	34
Financial Information	F-1

Summary Financial Data

Because this is only a summary of our financial information, it does not contain all of the financial information that may be important to you. Therefore, you should carefully read all of the information in this prospectus and any prospectus supplement, including the financial statements and their explanatory notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before making a decision to invest in our common stock. The information contained in the following summary are derived from our financial statements for the years ending December 31, 2006 and 2007 and quarter ended June 30, 2008.

			Six months ended
	Years ended December 31,		June 30, 2008
	2006	2007	(unaudited)
Statement of Operations Data:
Revenues	$0	$0	$0
Operating expenses	84,242	470,914,	101,134
Net loss	(77,222)	(464,718)	(98,549)
Balance Sheet Data:
Total cash and investments	$-	$19,070	$133,142
Total assets	37,192	60,312	195,825
Stockholders’ equity	(54,798)	(23,331)	(197,260)

SUMMARY

You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled “Risk Factors,” regarding us and the common stock being sold in this offering. Unless the context otherwise requires, “we,” “our,” “us” and similar phrases refer to Revolutionary Concepts Inc., a Nevada corporation.

Our Business

The Company is in the development stage, has incurred losses and expects losses to continue for the foreseeable future. We have not generated revenues to date, and there can be no assurance that we will be able to successfully penetrate our target market. We have designed, developed and patented a network camera video and monitoring device (the “EYEYALK”) that permits two way interaction from remote sites, transmits to cell phones and other media, and permits visual and auditory control of monitored entry points. Our system can be remotely controlled and monitored so that sound and visuals can be remotely transmitted to a cell phone or other receiving device. We expect to begin the commercialization of the system in the latter half of 2008. The system utilizes new technology to synergistically improve messaging, communication, and security in this setting.

We intend to target licensing arrangement targeted to consumers and direct marketing to small to mid-sized businesses that require a secure workplace or work in remote locations. We believe that up until now this user group has been underserved due to the high price of competing solutions.

We are currently considered to be in unsound financial condition. Our Auditor has expressed substantial doubt about our ability to continue as a going concern. Persons should not invest unless they can afford to lose their entire investments. We sustained net losses of $(464,718) and $(77,222), for the years ended December 31, 2007, 2006 respectively. We have accumulated a deficit of 1,150,285, since inception in March, 2004. Further, we may incur significant losses through 2008 and beyond, as we further develop and commercialize our remote network camera video system.

As of December 31, 2007 we had 18,811,700 shares of our common stock outstanding (excluding any warrants.), The shares of common stock covered by this prospectus constitute 17.50% of our outstanding common stock (assuming the exercise of all warrants included in this prospectus).

Corporate Information and History

We were founded in 2004 as Revolutionary Concepts, Inc., a North Carolina corporation and its subsidiary, D.V. M. S., LLC for the purpose of developing a network camera video device. We reincorporated in Nevada in February 2005 as Revolutionary Concepts, Inc. (the “Company”) to re-domicile the North Carolina corporation to a Nevada corporation by the same name

Our principal executive offices are located at 2622 Ashby Woods, Matthews, NC 28105. The Company’s telephone number is 704-622-6327. The President of the Company is Ron Carter. We maintain a corporate website at www http://Eyetalkcom.com. The contents of our website are not part of this prospectus and should not be relied upon with respect to the prospectus.

To date, our efforts have been largely devoted to money developing our network camera video system. We are in the development stage and have not generated revenue from operations. We hope to release our remote network camera video system into the general marketplace in 2008. We will likely require continuous upgrade as our users implement the system and provide us with feedback.

Recent Financing Transactions

2005 Private Placement. In March 2005, we commenced a private offering of 100 Units at a price of $5,000 per Unit which was completed in March, 2006.. Each Unit consisted of 10,000 shares of common stock; 10,000 Class A Warrants, and 10,000 Class B Warrants (the "2005 Offering") The Units were sold . We received gross proceeds of $500,000, which was used to complete the prototype and patenting of the remote network camera video system and operating expenses, including some of the costs of this offering.

Each Class A warrant is exercisable for one share of common stock at an exercise price of $0.65 per share, and each Class B warrant is exercisable for one share of common stock at an exercise price of $0.90 per share. Each 2005 Warrant will be exercisable for eighteen months after the effective date of their registration, unless extended or redeemed. The exercise price and number of shares of common stock underlying the 2005 Warrants is subject to adjustment on certain events, including reverse stock splits, stock dividends and recapitalizations, combinations, and mergers. We must at all times reserve and keep available, solely for issuance and delivery upon the exercise of the 2005 Warrants, such shares of common stock underlying the 2005 Warrants, as from time to time shall be issuable upon the exercise of the 2005 Warrants.

We agreed to file a registration statement following completion of the 2005 Private Placement under certain conditions and undertook to use reasonable efforts to cause the registration statement to be declared effective. The securities to be registered under the registration statement consisted of all common stock issued, or issuable, under the 2005 Private Placement. No penalties were prescribed for failure to meet the deadlines for filing and effectiveness of the registration statement.

2007 Private Placement. In May 2007, we commenced a private offering of 642,200 shares of common stock in a private placement at $0.50 per share and received gross proceeds of $321,100 (the “2007 Private Placement”). No agents were involved in the 2007 Private Placement and no commissions or similar consideration was paid in connection with the 2007 Private Placement. The net proceeds were expended to further the development of the issuing and amending of the patent, research commercialization, further develop the software and operating expenses.

On April 24, 2008 we borrowed $7,500 from two unrelated parties. We also borrowed $300.000 from another non-related party on May 5, 2008 at 4% interest which begin to come due in October, 2008. These promissory notes were secured by a pledge of up to 612,000 shares of restricted common stock from our authorized but unissued shares. If we are unable to pay according to the terms of the notes or successfully renegotiate the notes, we must issue shares to the note holders. On August 6, 2008, we modified the $300,000 promissory note to extend the due date until such time as the litigation with our former patent attorney has been resolved either by settlement, judgment, or otherwise. We have agreed to pay the noteholder the principal plus accrued interest from the proceeds of any settlement, judgment or other payment. We have agreed to provide a lien and notice of lien in form acceptable for recording to grant a security interest in the proceeds to the noteholder. Ron Carter, our CEO and President, has also agreed to personally guarantee the amount of any shortfall in payments due the noteholder. The noteholder has also been given the right to extinguish all of part of the outstanding debt, including accrued interest and any costs, to shares of common stock of the company at the agreed upon price of $0.50 per share, subject to approval by counsel that such issuance does not violate state or federal securities laws.

The securities offered in both private placements, including the common stock, warrants and common stock issuable upon exercise of the warrants issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated there under, which exempt transactions by an issuer not involving any public offering. The issuance of the shares was undertaken without general solicitation or advertising. Each purchaser of the shares represented in the purchase agreement, among other things, that (a) it was an “accredited investor”, as defined in Regulation D promulgated under the Securities Act of 1933, (b) it had obtained sufficient information from us to evaluate the merits and risks of an investment in the shares of our common stock and (c) it was acquiring the shares of our common stock for investment purposes and not with a view to any public resale or other distribution in violation of the Securities Act of 1933 or the securities laws of any state. In addition, the stock certificate representing these shares contained a legend that they are restricted securities under the Securities Act of 1933. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

THE OFFERING

The Offering

All selling security holders are statutory underwriters and will be required to comply with all obligations imposed on statutory underwriters under the Securities Act of 1933. and any broker-dealer executing sell orders on behalf of the selling stockholders may be deemed to be ‘‘underwriters’’ within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Common stock offered by the selling stockholders:

Shares of Common Stock, $0.001 par value Maximum number of shares that may be issued on	1,642,200 shares
conversion of Class A Convertible Common Stock Purchase Warrants	1,000,000 shares

Class A Convertible Common Stock Purchase Warrants Maximum number of shares that may be issued on
conversion of Class B Convertible Common Stock Purchase Warrants	1,000,000 shares

Class B Convertible Common Stock Purchase Warrants 1,000,000 Total shares offered	3,642,200 shares
Common stock outstanding	18,811,700 shares (1)

Use of proceeds
We will receive none of the proceeds from the sale of the shares by the selling stockholders. We will receive $0.65 upon exercise of each Class A Warrant and $0.90 upon exercise of each Class B Warrant.

Risk Factors	You should read the section titled “Risk Factors” beginning on page _11_as well as other cautionary statements throughout this prospectus before investing in any shares offered hereunder.

(1)	As of December 31, 2007. Does not include:

1,000,000 shares of our common stock that are reserved for issuance on the conversion of the outstanding shares of Class A Convertible Common Stock Purchase Warrants;

1,000,000 shares of our common stock that are reserved for issuance on the conversion of the outstanding shares of Class B Convertible Common Stock Purchase Warrants; and

Selling Stockholders

All of the offered shares are to be offered and sold by our existing security holders. Seventy four selling stockholders acquired their shares in our 2005 Private Offering which were units including common stock, Class A issuance of Class A Convertible Common Stock Purchase Warrants and our Class B issuance of Class B Convertible Common Stock Purchase Warrants. The shares of common stock to be offered by the selling stockholders include:

1,000,000shares of common stock currently issued and outstanding;

1,000,000 shares of our common stock issuable on the conversion of our Class A Convertible Common Stock Purchase Warrants; and

1,000,000 shares of our common stock issuable on the conversion of our Class B Convertible Common Stock Purchase Warrants.

Sixty Four selling stockholders acquired their shares in our 2007 Private Offering and are offering 642,200 shares.

In addition, under Rule 416 of the Securities Act, this prospectus, and the registration statement of which it is a part, covers a presently indeterminate number of shares of common stock issuable on the occurrence of a stock split, stock dividend or other similar transaction.

RISK FACTORS

RISKS RELATED TO OUR BUSINESS

AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. WE CANNOT ASSURE THAT WE WILL EVER GENERATE SIGNIFICANT REVENUES, DEVELOP OPERATIONS, OR MAKE A PROFIT.

OUR INDEPENDENT AUDITORS HAVE NOTED THAT THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Our independent auditors have noted that there is substantial doubt that we can continue as a going concern. As reflected in our consolidated financial statements the Company has had cumulative operating losses. We currently have a negative net worth, extremely limited cash and suffered net losses $(464,718) at December 31, 2007 and $(77,222) at December 31, 2006. We had accumulated deficits to our stockholder’s equity of $(1,150,285) and $(685,567) for the years ended 2007 and 2006 respectively. Management expects the losses to continue, thereby requiring addition capital, some of which may be generated from this offering. There can be no assurance that our plans will be successful. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

OUR OFFICERS HAVE RECEIVED LOANS THAT MAY HAVE TO BE EXPENSED AND WHICH MAY CREATE CERTAIN TAX OBLIGATIONS.

From April 2005 to the date of this Memorandum, the officers of the Company have not taken salaries but have taken advances from the Company, some of which have been repaid. We have booked these loans to shareholders as unpaid capital contributions on the balance sheet. As of December 31, 2006, the Company had Loans to Shareholders of approximately $125,731 to its officers and directors. As of December 31, 2007, the outstanding loans were $107,396. The loans carry an interest rate of 5% and have been recorded as “Unpaid Capital Contributions”. If for any reason some of these loans default they will be written off as compensation expense in the income statement and we have already accrued estimated payroll taxes due at $9,418 as of 12/31/07.

WE ARE A DEVELOPMENT STAGE COMPANY WITH NO OPERATING HISTORY FOR YOU TO EVALUATE AND WE HAVE NOT PROVEN OUR ABILITY TO GENERATE PROFITS.

We are a developmental stage company. Although we have developed a working prototype, we have not established a market for our product. We have no meaningful operating history so it will be difficult for you to evaluate an investment in our securities. From our inception to date, we have had no revenues. We may never be able to become profitable. You will be furnishing venture capital to us and will bear the risk of complete loss of your investment if we are unsuccessful.

An investor should also consider the uncertainties and difficulties frequently encountered by companies, such as ours, in their early stages of development. Our revenue and income potential is unproven and our business model is still emerging. If our business model does not prove to be profitable, investors may lose all of their investment.

WE HAVE HAD NO REVENUES AND ANTICIPATE LOSSES FOR THE FORESEEABLE FUTURE.

Since inception we have had no revenues. We have not achieved profitability and expect to continue to incur net losses throughout fiscal 2008 and subsequent fiscal periods. We expect to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may not occur. Even if we do achieve profitability, we may be unable to sustain or increase profitability on an ongoing basis.

IF WE FAIL TO IMPLEMENT OUR COMMERCIALIZATION STRATEGY, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED.

Our future financial performance and success are dependent in large part upon our ability to implement our commercialization strategy successfully. We have engaged third party consultants to identify potential clients for our technology, although we have no means to determine whether this strategy will be successful. We may not be able to successfully implement our commercialization strategy with or without the involvement of these third parties. If we are unable to do so, our long-term growth and profitability may be adversely affected. Even if we are able to successfully implement some or all of the initiatives of our business plan, our operating results may not improve to the extent we expect, or at all.

Implementation of our commercialization strategy could also be affected by a number of factors beyond our control, such as increased competition, legal developments, general economic conditions, increased operating costs or expenses. In addition, to the extent, we have misjudged the nature and extent of industry trends or our competition; we may have difficulty achieving our strategic objectives. We may also decide to alter or discontinue certain aspects of our business strategy at any time. Any failure to successfully implement our business strategy may adversely affect our business, financial condition and results of operations and thus our ability to service our indebtedness, including our ability to make principal and interest payments on our indebtedness.

THE COMPANY DEPENDS ON ITS PATENT AND PROPRIETARY RIGHTS TO DEVELOP AND PROTECT TECHNOLOGIES AND PRODUCTS, WHICH RIGHTS MAY NOT OFFER SUFFICIENT PROTECTION FROM INFRINGEMENT BY THIRD PARTIES.

The Company has been issued a patent by the U.S. Patent Office for its patented network camera video technology. Management believes that this is a valid patent. However, there can be no assurances that the patent and the network camera video technology will be enforceable or generate revenues for the Company.

The Company’s inability to protect its intellectual property through sufficient patent protection will adversely affect that Company’s ability to survive and other companies may be able to develop substantially similar technologies in competition with the Company. If those other companies enter the marketplace with their own similar products, the value of the Company’s patent will be substantially diminished.

The Company’s success will depend on its ability to obtain and enforce protection under United States and foreign patent laws and other intellectual property laws for the technology that the Company intends to market and license, to develop and preserve the confidentiality of trade secrets and to operate without infringing the proprietary rights of third parties.

The Company cannot assure you that our technology will not be breached, that we will have adequate remedies for any breach, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others. Consequently, such breach could have a negative effect on our financial performance and results of operations.

LITIGATION TO ENFORCE ITS PATENT AGAINST UNAUTHORIZED USERS WILL BE EXPENSIVE AND TIME CONSUMING, AND THEIR OUTCOME IS UNCERTAIN. ANY DELAY OR OTHER FACTOR WHICH NEGATIVELY AFFECTS THE COMPANY’S ABILITY TO FUND OPERATIONS AND DEVELOP REVENUES.

Litigation to enforce the Company’s patented technology against unauthorized users can be a lengthy, time-consuming and expensive process and there can be no assurance of the results of such litigation. The Company has engaged patent counsel to consider enforcement actions against those using the technology but who do not have a licensing agreement for it. In addition, if we fail to provide adequate proprietary protection, our names, brand name reputation, revenues and potential profitability may be negatively affected.

WE EXPECT TO HAVE OUR PRODUCT MANUFACTURED BY THIRD PARTIES OVER WHICH WE HAVE NO CONTROL AND WE CURRENTLY DO NOT HAVE ANY AGREEMENTS FOR THE MANUFACTURE OF THE PRODUCT. WE ARE SUBJECT TO FLUCTUATIONS IN THE COST AND AVAILABILITY OF RAW MATERIALS AND THE POSSIBLE LOSS OF SUPPLIERS.

While we have had discussions with third party suppliers regarding the manufacture of our product, we currently have no arrangements. We expect to depend on third party manufacturers over which we will have no control. We are dependent upon the pricing by these companies and the availability and pricing of raw materials to produce our products. The availability of suppliers and the price and availability of the raw materials will be affected by numerous factors beyond our control. We do not have the resources, facilities or experience to manufacture our EYETALK product or any of its component parts. Such contract manufacturers may be the sole source of production and may have limited experience at manufacturing, a product similar to ours.

WE MAY HAVE INSUFFICIENT LIQUIDITY TO CONTINUE.

The Company will not receive any proceeds from the sale of common stock hereby offered although the Company will receive the exercise price for each warrant exercised. If none of the warrants are exercised we will need additional sources of capital or we may not be able to continue operations. We are devoting substantially all of our present efforts to establishing a new business and will need additional capital to continue implementing our business plan. We have generated no revenue. If we cannot raise money through this offering, we will have to seek other sources of financing or we will be forced to curtail or terminate our business plans. There is no assurance that additional sources of financing will be available at all or at a reasonable cost.

We have estimated the costs of completion of the commercialization at $1,382,000. Since there is no assurance that any of the warrants will be exercised the Company has initiated discussions regarding loans through commercial banks and a loan from other funding sources. We expect to continue these discussions in the hopes of arranging financing to provide sufficient liquidity. We have no assurance that any of these discussions will prove successful

WE DO NOT CURRENTLY HAVE SALES, MARKETING OR DISTRIBUTION CAPABILITIES. IF WE FAIL TO EFFECTIVELY SELL, MARKET AND DISTRIBUTE OUR EYETALK PRODUCT, OUR BUSINESS AND RESULTS OF OPERATIONS WILL SUFFER.

We do not currently have a sales staff, marketing plan or other distribution facilities. We have engaged third parties to assist us in identifying potential users of the EYETALK technology. If we are unable to create sales, marketing and distribution capabilities or enter into licensing and similar agreements with third parties to perform these functions, we will not be able to successfully commercialize our EYETALK product, In order to successfully commercialize any of our product candidates, we must either internally develop sales, marketing and distribution capabilities or make arrangements with third parties to perform these services.

WE MAY HAVE EXPOSURE TO LEGAL CLAIM THAT COULD CAUSE SIGNIFICANT LOSSES.

 Our EYETALK product will likely be relied upon to provide methods of security from personal harm or property loss. To the extent that the EYETALK product malfunctions or experiences down times, losses could occur which would give rise to legal claims against us. There is no accurate method to predict the extent of exposure to these potential claims. We may therefore be susceptible to lawsuits that could cause us to incur substantial liabilities and/or limit commercialization of our EYETALK product. Product liability insurance for the pharmaceutical and biotechnology industries is generally expensive, if available at all. We do not currently have any product liability insurance. If we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we may be unable to commercialize our product candidates. A successful product liability claim brought against us in excess of our insurance coverage, if any, may cause us to incur substantial liabilities and, as a result, our business may fail.

COMPETITION IN THE ELECTRONIC SECURITY WORLD IS FIERCE AND WE MAY NOT BE ABLE TO COMPETE AND SURVIVE.

The electronic security industry is very competitive. It is constantly changing and we expect competition to intensify in the future. Increased competition will result in reduced profit margins on products. We believe that our ability to compete successfully depends on a number of factors, including establishing brand awareness and market presence on a rapid basis; the quality of our marketing services; ease of use; and industry and general economic trends. The failure of any number of these factors could cause us additional losses.

OUR PRINCIPAL STOCKHOLDERS CONTROL OUR BUSINESS AFFAIRS IN WHICH CASE YOU WILL HAVE LITTLE OR NO PARTICIPATION IN OUR BUSINESS AFFAIRS.

Currently, our principal stockholders own 69.095% of our common stock. After this offering (and assuming all shares are sold and all warrants are exercised), they will own approximately 62.455% of the common stock. As a result, they will have control over all matters requiring approval by our stockholders without the approval of minority stockholders. In addition, they will be able to elect all of the members of our Board of Directors, which will allow them to control our affairs and management. They will also be able to affect most corporate matters requiring stockholder approval by written consent, without the need for a duly noticed and duly-held meeting of stockholders. As a result, they will have significant influence and control over all matters requiring approval by our stockholders. Accordingly, you will be limited in your ability to affect change in how we conduct our business.

WE MAY INCUR SIGNIFICANT COSTS TO ENSURE COMPLIANCE WITH CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS.

We expect to incur significant costs associated with our public company reporting requirements, costs associated with applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC. We expect all of these applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. While we have no experience as a public company, we estimate that these additional costs will total approximately $50,000 per year. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

RISKS RELATING TO OUR SECURITIES

WE HAVE NEVER PAID DIVIDENDS ON OUR COMMON STOCK AND YOU MAY NEVER RECEIVE DIVIDENDS. THERE IS A RISK THAT AN INVESTOR IN OUR COMPANY WILL NEVER SEE A RETURN ON INVESTMENT AND THE STOCK MAY BECOME WORTHLESS.

We have never paid dividends on our common stock. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be at the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Future dividends may also be affected by covenants contained in loan or other financing documents, which may be executed by us in the future. Therefore, there can be no assurance that cash dividends of any kind will ever be paid. If you are counting on a return on your investment in the common stock, the shares are a risky investment.

THERE IS CURRENTLY NO MARKET FOR OUR COMMON STOCK AND NO ASSURANCE THAT ONE WILL DEVELOP.

There is currently no trading market for our shares of Common Stock, and there can be no assurance that a more substantial market will ever develop or be maintained. Any market price for shares of our Common Stock is likely to be very volatile, and numerous factors beyond our control may have a significant adverse effect. In addition, the stock markets generally have experienced, and continue to experience, extreme price and volume fluctuations which have affected the market price of many small capital companies and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may also adversely affect the market price of our Common Stock. Further, there is no correlation between the present limited market price of our Common Stock and our revenues, book value, assets or other established criteria of value. The present limited quotations of our Common Stock should not be considered indicative of the actual value of the Company or our Common Stock

Future sales of our common stock could put downward selling pressure on our shares, and adversely affect the stock price. There is a risk that this downward pressure may make it impossible for an investor to sell his shares at any reasonable price.

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could put downward selling pressure on our shares, and adversely affect the market price of our common stock. Such sales could be made pursuant to Rule 144 under the Securities Act of 1933, as amended, as shares become eligible for sale under the Rule.

AN ARBITRARY DETERMINATION OF THE OFFERING PRICE INCREASES THE RISK THAT PURCHASERS OF THE SHARES IN THE OFFERING WILL PAY MORE THAN THE VALUE THE PUBLIC MARKET ULTIMATELY ASSIGNS TO OUR COMMON STOCK AND MORE THAN AN INDEPENDENT APPRAISAL VALUE OF US.

The offering price for the shares of $1.25 was arbitrarily determined by our management. The offering price bears no relation to our assets, revenues, book value or other traditional criteria of value. Investors may be unable to resell their shares at or near the offering price, if they are able to resell the shares at all. Selling security holders are offering shares at a selling price of $1.25 per share until a market for the shares is established and thereafter at prevailing market prices. If the selling security holders sell to more than 25 persons, the Company will undertake efforts to have markets established for the trading of the securities. If such a market begins before all securities offered hereby are sold, then the remaining securities will be sold at market prices.

IT WILL LIKELY BE HARDER FOR THE COMPANY TO RAISE ADDITIONAL MONEY WHILE THE WARRANTS ARE OUTSTANDING.

In our March, 2005 private offering, we sold 1,000,000 redeemable Class A Common Stock purchase warrants and 1,000,000 redeemable Class B Common Stock purchase warrants (the “public warrants.”) The Class A warrants are exercisable for one share of common stock at an exercise price of $0.65 and the Class B warrants are exercisable for one share of common stock at an exercise price of $0.90. Proceeds from the exercise of warrants will be booked as paid in capital and be added to working capital. All of the warrants will remain outstanding for a period of eighteen months from the effective date of registration, unless redeemed. During the term that the public warrants are outstanding, the holders of the public warrants are given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while these public warrants are outstanding. At any time during which these public warrants are likely to be exercised, we may be unable to obtain additional equity capital on more favorable terms from other sources.

THERE IS A POTENTIAL MARKET OVERHANG THAT COULD DEPRESS THE VALUE OF OUR COMMON STOCK AND FUTURE SALES OF OUR COMMON STOCK COULD PUT A DOWNWARD PRESSURE ON THE PRICE OF YOUR SHARES AND ADVERSELY AFFECT THE PRICE OF YOUR SHARES.

We also borrowed $307.500 from three non-related parties at 4% interest which begin to come due in October, 2008. These promissory notes were secured by a pledge of up to 612,000 shares of restricted common stock from our authorized buy unissued shares. If we are unable to pay according to the terms of the notes or successfully renegotiate the notes, we must issue shares to the noteholders. These shares are likely to create a market overhang until the notes are satisfied or the shares are issued and outstanding. This market overhang is likely to depress the value of the remaining outstanding shares.

Because our principal stockholders will continue to own approximately at least 62.46% of our common stock regardless of the number of warrants exercised they may dispose of a substantial percentage of their stock subject to Rule 144 trading volume limitations. If substantial amounts of any of these shares are sold there may be downward price pressures on our common stock price, causing the market price of our common stock to decrease in value. In addition, this selling activity could:

▪	Decrease the level of public interest in our common stock;
▪	Inhibit buying activity that might otherwise help support the market price of our common stock; and
▪	Prevent possible upward price movements in our common stock.

An arbitrary determination of the offering price increases the risk that purchasers of the shares in the offering will pay more than the value the public market ultimately assigns to our common stock and more than an independent appraisal value of us.

BECAUSE OUR SHARES ARE DEEMED HIGH RISK “PENNY STOCKS,” YOU MAY HAVE DIFFICULTY SELLING THEM IN THE SECONDARY TRADING MARKET.

The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Additionally, if the equity security is not registered or authorized on a national securities exchange, the equity security also constitutes a "penny stock." As our common stock falls within the definition of penny stock, these regulations require the delivery, prior to any transaction involving our common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. These regulations generally require broker-dealers who sell penny stocks to persons other than established customers and accredited investors to deliver a disclosure schedule explaining the penny stock market and the risks associated with that market. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. These regulations also impose various sales practice requirements on broker-dealers. In addition, monthly statements are required to be sent disclosing recent price information for the penny stocks. The ability of broker/dealers to sell our common stock and the ability of shareholders to sell our common stock in the secondary market is limited. As a result, the market liquidity for our common stock is severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

IF A MARKET DEVELOPS FOR OUR SECURITIES THE COULD BE VOLATILE AND MAY NOT APPRECIATE IN VALUE.

If a market should develop for our securities, of which we have no assurance, the market price is likely to fluctuate significantly. Fluctuations could be rapid and severe and may provide investors little opportunity to react. Factors such as changes in results from our operations, and a variety of other factors, many of which are beyond the control of the Company, could cause the market price of our common stock to fluctuate substantially. Also, stock markets in penny stock shares tend to have extreme price and volume volatility. The market prices of shares of many smaller public companies securities are subject to volatility for reasons that frequently unrelated to the actual operating performance, earnings or other recognized measurements of value. This volatility may cause declines including very sudden and sharp declines in the market price of our common stock. We cannot assure investors that the stock price will appreciate in value, that a market will be available to resell your securities or that the shares will retain any value at all.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.” Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should” and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements, Actual results may be materially different than those described in this prospectus. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission, or the SEC, to register the shares of our common stock being offered by this prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information pertaining to the Company, reference is made to the Registration Statement. Statements contained in this prospectus or any documents incorporated herein by reference concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement are on file at the offices of the Commission, and may be inspected without charge at the offices of the Commission, the addresses of which are set forth above, and copies may be obtained from the Commission at prescribed rates. The Registration Statement has been filed electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission's Web site (http:// www.sec.gov).

You may read and copy any reports, statements or other information that we file at the SEC's public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services. Information contained on our website should not be considered part of this prospectus.

We will become subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Securities and Exchange Commission. Such reports and other information filed by us can be inspected and copied at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549 . Requests for copies should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders who will receive all of the proceeds from the sale of the shares. We will not receive any proceeds from the sale of shares of common stock in this offering except upon the exercise of outstanding warrants. We could receive up to $1,550,000 from the cash exercise price upon exercise of all warrants held by selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes. We will bear all expenses of registration incurred in connection with this offering, but all commissions, selling and other expenses incurred by the selling stockholders to underwriters, agents, brokers and dealers will be borne by them. We estimate that our expenses in connection with the filing of the registration statement of which this prospectus is a part will be approximately $62,679.

DETERMINATION OF OFFERING PRICE

The selling security holders will sell their shares at $1.25 per share unless and until the Company is traded, and thereafter at prevailing market prices. Prior to this offering, there has been no market for our shares. If the selling security holders sell to more than 25 persons, the Company will undertake efforts to have markets established for the trading of the securities. If such a market begins before all securities offered hereby are sold, then the remaining securities will be sold at market prices. The offering price of $1.25 per share was arbitrarily determined and bears no relationship to assets, book value, net worth, earnings, actual results of operations, or any other established investment criteria. Among the factors considered in determining this price were our historical sales levels, estimates of our prospects, the background and capital contributions of management, the degree of control which the current shareholders desired to retain, current conditions of the securities markets and other information.

MARKET FOR OUR SECURITIES AND RELATED STOCKHOLDER MATTERS

Dividend Policy

We do not expect to pay a dividend on our common stock in the foreseeable future.  The payment of dividends on our common stock is within the discretion of our board of directors, subject to our certificate of incorporation. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

SUMMARY OF CRITICAL ACCOUNTING POLICIES

The discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles generally accepted in the United States (or "GAAP"). The preparation of those financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies. SEE ALSO NOTES 1 and 2 TO CONSOLIDATED FINANCIAL STATEMENTS, "SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES."

 Revenue recognition

The Company will recognize sales revenue at the time of delivery when ownership has transferred to the customer, when evidence of a payment arrangement exists and the sales proceeds are determinable and collectable. Provisions will be recorded for product returns based on historical experience. To date, the Company’s revenue is primarily comprised of interest income.

Options and warrants issued

The Company allocates the proceeds received from equity financing and the attached options and warrants issued, based on their relative fair values, at the time of issuance. The amount allocated to the options and warrants is recorded as additional paid in capital.

Stock-based compensation

The Company will account for its employee stock based compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25. “Accounting for Stock Issued to Employees”, and related interpretations. As such, compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received will be based upon the fair value of the equity instruments issued, as the services are provided and the securities earned. SFAS No. 123, “Accounting for Stock-Based Compensation”, requires entities that continue to apply the provisions of APB Opinion No. 25 for transactions with employees to provide pro forma net earnings (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied to these transactions. For the period from inception (March 12, 2004) to December 31, 2007, no stock options were committed to be issued to employees.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards that are available to be carried forward to future years for tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. When it is not considered to be more likely than not that a deferred tax asset will be realized, a valuation allowance is provided for the excess. Although the Company has significant loss carry forwards available to reduce future income for tax purposes, no amount has been reflected on the balance sheet for deferred income taxes as any deferred tax asset has been fully offset by a valuation allowance.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions, where applicable, that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management does not expect such variances, if any, to have a material effect on the financial statements.

Research and Development Costs

Research and development costs are expensed as incurred in accordance with generally accepted accounting principles in the United States of America. Research is planned search or critical investigation aimed at discovery of new knowledge with the hope that such knowledge will be useful in developing a new product or service or a new process or technique or in bringing about a significant improvement to an existing product or process. Development is the translation of research findings or other knowledge into a plan or design for a new product or process or for a significant improvement to an existing product or process whether intended for sale or use. It includes the conceptual formulation, design, and testing of product alternatives, construction of prototypes, and operation of pilot plants. It does not include routine or periodic alterations to existing products, production lines, manufacturing processes, and other on-going operations even though those alterations may represent improvements and it does not include market research or market testing activities. Elements of costs shall be identified with research and development activities as follows: The costs of materials and equipment or facilities that are acquired or constructed for research and development activities and that have alternative future uses shall be capitalized as tangible assets when acquired or constructed. The cost of such materials consumed in research and development activities and the depreciation of such equipment or facilities used in those activities are research and development costs. However, the costs of materials, equipment, or facilities that are acquired or constructed for a particular research and development project and that have no alternative future uses and therefore no separate economic values are research and development costs at the time the costs are incurred. Salaries, wages, and other related costs of personnel engaged in research and development activities shall be included in research and development costs. The costs of contract services performed by others in connection with the research and development activities of an enterprise, including research and development conducted by others in behalf of the enterprise, shall be included in research and development costs.

Depreciation

Is computed using the straight-line method over the assets’ expected useful lives.

Amortization

Deferred charges are amortized using the straight-line method over six years.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, deposits in banks with maturities of three months or less, and all highly liquid investments which are unrestricted as to withdrawal or use, and which have original maturities of three months or less.

Concentrations of Credit Risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash and cash equivalents with high-quality institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally these deposits may be redeemed upon demand and therefore bear minimal risk.

Fair Value of Financial Instruments

The carrying value of financial instruments including cash and cash equivalents, receivables, accounts payable and accrued expenses, approximates their fair value at December 31, 2007 due to the relatively short-term nature of these instruments.

Supplies

Supplies are experimental materials used for research and development purpose. Actual cost is used to value these materials and supplies.

Valuation of Long-Lived Assets

The Company periodically analyzes its long-lived assets for potential impairment, assessing the appropriateness of lives and recoverability of unamortized balances through measurement of undiscounted operating cash flows on a basis consistent with accounting principles generally accepted in the United States of America.

Intangible and Other Long-Lived Assets, Net

Intangible and other long-lived assets are stated at cost, less accumulated amortization and impairments. The Company periodically analyzes its long-lived assets for potential impairment, assessing the appropriateness of lives and recoverability of unamortized balances through measurement of undiscounted operating cash flows on a basis consistent with accounting principles generally accepted in the United States of America.

Comprehensive Income

Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income,” establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated comprehensive income, as presented in the accompanying statement of changes in shareholders' equity consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

Related Parties

For the purposes of these financial statements, parties are considered to be related if one party has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Company and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

Unpaid Capital Contributions

“Unpaid Capital Contributions” are short-term loans to our officers and directors in lieu of salary or other compensation.. These loans are unsecured, bear a 5% interest and have five year repayment term, The total balance of loans to officers and directors was $125,731 and $107,396 in 2006 and 2007, respectively.

The Company expects these loans on a rolling basis throughout the term of the five year loans. After deducting re-payments made by the officers, balances were due as of year end 2006 and 2007 as follows:

	12/31/06	12/31/07

Ron Carter	75,530.26	49,755.85
Garry Stevenson	27,635.20	28,883.25
Bethiel Tesfasillasie	22,565.55	28,756.29

In the event that the loans are not fully repaid, any shortfall will be written off as compensation expense in our income statement.

Earnings (Loss) Per Common Share

Basic earnings (loss) per common share are computed on the basis of the weighted average number of common shares outstanding during the period.

Diluted earnings (loss) per share are computed on the basis of the weighted average number of common shares and dilutive securities (such as convertible preferred stock) outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings (loss) per share are excluded from the calculation.

Plan of Operation

Our auditors have expressed substantial concern about our ability to continue. Our efforts over the next twelve months will be directed towards identifying licensing opportunities completing the commercialization of the EYETALK remote network camera video system. We expect to complete the software for the existing applications and explore other potential uses for the technology.

To date we have financed our activities from private placements and loans received from related and non-related parties.. Until we begin to generate revenues we expect to continue to rely on loans from our directors and related parties. We will rely on the proceeds obtained by exercise of the warrants, if any, and loans from our officers until we begin to generate revenues. There are no assurances that the Company will receive any proceeds from the exercise of warrants. We have no other sources of capital and there can be no guarantee that the Company will be able to meet its obligations or obtain sufficient capital to complete its plan of operations for the next twelve (12) months. There is no assurance that our officers can or will provide such funds when the need arises. Other than the exercise of the warrants and the oral assurances given by the directors, we have no other sources of capital and there can be no guarantee that the Company will be able to meet its obligations or obtain sufficient capital to complete its plan of operations for the next twelve (12) months.

We hope to complete commercialization during 2008. We have estimated the costs of completion of the commercialization at $1,382,000. Since there is no assurance that any of the warrants will be exercised the Company has initiated discussions regarding loans through Bank of America and are discussing a $10,000,000 loan from another funding sources. We expect to continue these discussions in the hopes of arranging financing to continue the commercialization of the EYETALK and to satisfy the outstanding balances of loans from third parties. We have no assurance that any of these discussions will prove successful. We intend to first emphasize the security applications in institutional and commercial environments, along with medical applications.

To complete commercialization we must complete further product development which will update the software that interfaces the EYETALK and 3g and 4g cell phones; redesign the hardware so that it has a lid for providing visual assurance of privacy in medical and other sensitive situations; and a conversion kit to convert existing cameras to EYETALK capability without requiring replacement of the camera. We also need to complete our agreements with potential manufacturers or liscenees to create minimum of 10,000 units. If we cannot create a minimum of 10,000 units or more, our costs for each unit will increase substantially.

We expect to accomplish this primarily through our contract with Absolutely New, Inc., a California company that markets new patent applications to a network of large companies internationally. We have paid $20,000 towards a total fee of $24,000 for research and identification of companies in their database that they believe may have uses for our technology. We will also pay Absolutely New a commission of 18% for gross revenues received from any agreements brokered by Absolutely New. The Absolutely New agreement expires in July, 2008 but they have indicated that they will continue any negotiations that have commenced prior to that date.

Preliminarily, Absolutely New has identified approximately 20 companies that may be interested in various applications for the technology and has contacted three such companies for discussions in the near future. We will also pay Absolutely New a commission of 18% for gross revenues received from any agreements brokered by Absolutely New. The Absolutely New agreement expires in July, 2008 but they have indicated that they will continue any negotiations that have commenced prior to that date.

We also expect to engage Virsalent, a California company engaged in the business of identifying licensing opportunities. They have identified two companies: Speechphone, Inc. and Apisphere, Inc., both California based companies regarding joint venture applications.

We have also initiated discussions with Orbital Services Corporation, a Nevada company, that manufactures cameras for NASA regarding the design engineering and manufacture of the EYETALK camera.

Specific implementation methods are expected to be:
•	Obtain licensing agreements and joint ventures with prospective manufacturers;

•	Present the EYETALK at industry trade shows;

•	Investigate other licensing opportunities;

•	Explore and continue talks with Orbital regarding possible manufacturing of the product; and

•	Together with Apissphere continue to enhance the software.

We believe these efforts will be sufficient to generate revenues for the Company. We are also exploring possible joint venture or similar arrangements with potential manufacturers. If so, we would reduce our need for the initial expenditures and the delay in commencing operations may be shortened.

Results of Operations

Comparison of Twelve months Periods Ended December 31, 2006 and December 31, 2007

Assets.  Assets increased by $23,120 to $60,312 as of December 31, 2007, or approximately 62%, from $37,192 as of December 31, 2006. This increase was primarily due to the increase in Patent from further developments of our Eyetyalk Communicator. This increase was the result of the improvements to our software package performed under our agreement with NextCom and the corresponding patent amendment. In November, 2007 we applied for additional patent protection for a metal detection component, a medical component that interfaces with nurse monitoring systems, a car seat technology that permits gaming downloads together with the two way communication features of EYETALK and an exterior pop-up device that pops upon triggering events. The patents are currently pending.

Liabilities. Total liabilities decreased by $8,347 to $83,643 as of December 31, 2007, or approximately 9%, from $91,990 as of December 31, 2006. The decrease was due to payments made on accounts payable.

Stockholders' Equity. Stockholders' equity increased by $31,467 to $(23,331) as of December 31, 2007 or approximately 57.4% from $(54,798) as of December 31, 2006. The increase was due primarily to an increase in additional paid in capital from the private placement memorandum and the re-paid capital contributions. As of December 31, 2006, the company had refunded the investment of two of the original shareholders. Neither were officers, directors or control persons. The total amount refunded was $9,500. Subsequently, we cancelled 144,000 of their shares, which were representative of their investment.

Liquidity and Capital Resources

General. Our primary sources of cash have been sales of common stock through private placements and loans from affiliates. We are a developmental stage company and we will rely upon more established third party vendors for many aspects of the manufacture, sale and distribution of our product, if it becomes commercially available in this regard we have contracted with Absolutely New, Inc. a California company to identify potential licenses from their database. The agreement with Absolutely New is set to expire in July 2008. Under the agreement, Absolutely New identified approximately twenty companies that it believes have a particular use for the EYETALK. We do not intend to renew the agreement as we have received the results of their search. We will nonetheless owe Absolutely New twenty percent of any proceeds received as a result of the sale, license, assignment or transfer of the EYETALK to one of the identified companies during the term of the agreement. The term will expire on September 28th, 2008. We also initiated discussions with a Nevada company, Orbital Services Corporation, regarding the design engineering and manufacture of the EYETALK camera. We are continuing our discussions but have not reached an agreement with Orbital. We have recently been in contact with another major potential manufacturer and our awaiting proposals from both.

Cash Flows from Operating Activities. Net cash used in operations of $294,612 for the twelve-months period ended December 31, 2007 was attributable to a net loss of $464,718 which was offset by non-cash expense for depreciation and amortization $21,703 and professional fees paid with common stock shares $156,750 and $8,347 was used to reduce accounts payable.

Cash Flows from Investing Activities. Net cash used by investing activities of $25,753 for the twelve-months period ended December 31, 2007 was attributable to the purchase of equipment $2,987 and additional patent cost capitalized $22,766 for investment in further development of our Eyetyalk Communicator.

Cash Flows from Financing Activities. Net cash of $339,435,070 for the twelve-months period ended December 31, 2007 was primarily a result of cash received from the 2007 private placement $320,458 and a capital contributions repaid in the amount of $18,335.

Results of Operations for the six months ended June 30, 2008

Comparison of six month periods ended June 30, 2007 and June 30, 2008

Operating Expenses Although we have not begun operations, our total operating expenses for the six-month period ended June 30,2008 decreased to $101,134 from $101,948 over the prior year period. Overall the operating are similar in. kind and amount .

Net Loss. Our net loss for the six-month period ended June 30, 2008 decreased to $98,549 from $99,547 over the prior year period. Overall these net losses are similar in kind and amount.

Assets.  Assets increased by $32,737 to $195,825 as of June 30, 2008, from $163,088 as of June 30, 2007. This increase was primarily due to the funds received from the issuance of notes payable and the increase in Patent costs capitalized for further developments of our Eyetyalk Communicator. This increase was the result of the improvements to our software package performed under our agreement with NextCom and the corresponding patent amendment. In November, 2007 we applied for additional patent protection for a metal detection component, a medical component that interfaces with nurse monitoring systems, a car seat technology that permits gaming downloads together with the two way communication features of EYETALK and an exterior pop-up device that pops upon triggering events. The patents are currently pending.

Liabilities. Total liabilities increased by $278,618 to $391,219 as of June 30 2008, or from $112,601 as of June 30, 2007. The increase was due to the issuance of notes payable net of a reduction in accounts payable.

Stockholders' Equity. Stockholders' equity decreased by $247,747 to $(197,260) as of June 30, 2008 from $50,487 as of June 30, 2007. The decrease was due primarily to continuing operating losses offset by funds received from our 2007 private placement of $297,794 net of an increase in unpaid capital contributions of $82,776. As of December 31, 2006, the company had refunded the investment of two of the original shareholders. Neither were officers, directors or control persons. The total amount refunded was $9,500. Subsequently, we cancelled 144,000 of their shares, which were representative of their investment.

Liquidity and Capital Resources

General. Our primary sources of cash have been sales of common stock through private placements. We are a developmental stage company and we will rely upon more established third party vendors for many aspects of the manufacture, sale and distribution of our product, if it becomes commercially available in this regard we have contracted with Absolutely New, Inc. a California company to identify potential licenses from their database. The agreement with Absolutely New is set to expire in July 2008. Under the agreement, Absolutely New identified approximately twenty companies that it believes have a particular use for the EYETALK. We do not intend to renew the agreement as we have received the results of their search. We will nonetheless owe Absolutely New twenty percent of any proceeds received as a result of the sale, license, assignment or transfer of the EYETALK to one of the identified companies during the term of the agreement. The term will expire on September 28th, 2008. We also initiated discussions with a Nevada company, Orbital Services Corporation, regarding the design engineering and manufacture of the EYETALK camera. We are continuing our discussions but have not reached an agreement with Orbital. We have recently been in contact with another major potential manufacturer and our awaiting proposals from both.

On April 24, 2008 we borrowed $7,500 from two unrelated parties. We also borrowed $300.000 from another non-related party on May 5, 2008 at 4% interest which begin to come due in October, 2008. These promissory notes were secured by a pledge of up to 612,000 shares of restricted common stock from our authorized but unissued shares. If we are unable to pay according to the terms of the notes or successfully renegotiate the notes, we must issue shares to the note holders. On August 6, 2008, we modified the $300,000 promissory note to extend the due date until such time as the litigation with our former patent attorney has been resolved either by settlement, judgment, or otherwise. We have agreed to pay the noteholder the principal plus accrued interest from the proceeds of any settlement, judgment or other payment. We have agreed to provide a lien and notice of lien in form acceptable for recording to grant a security interest in the proceeds to the noteholder. Ron Carter, our CEO and President, has also agreed to personally guarantee the amount of any shortfall in payments due the noteholder. The noteholder has also been given the right to extinguish all of part of the outstanding debt, including accrued interest and any costs, to shares of common stock of the company at the agreed upon price of $0.50 per share, subject to approval by counsel that such issuance does not violate state or federal securities laws.

Overall, we had a net increase in cash of $114,072 for the six-month period ended June 30, 2008 as result of $92,047 net cash used in operating activities and $26,001 cash used by investing activities and $232,120 net cash provided by financing activities.

Cash Flows from Operating Activities. Net cash used in operating activities of $92,047 for the six-month period ended June 30, 2008 is attributable to professional fees, travel and website development.

Cash Flows from Investing Activities. Net cash used by investing activities of $26,001 for the six-month period ended June 30, 2008 attributable to an investment in patents for further developments of our Eyetyalk Communicator.

Cash Flows from Financing Activities. Net cash provided by financing activities of $232,120 for the six-month period ended June 30, 2008 is attributable to the issuance of notes payable $307,500 offset be the increase in unpaid capital contribution $75,380.
Business

We are a development stage company with no history of revenues. The Company was incorporated as a Nevada corporation on February 28, 2005 to reincorporate and re-domesticate two existing North Carolina entities: Revolutionary Concepts, Inc. and DVMS, LLC. The business intends to develop and market a system by which a property owner can remotely identify persons at the entrances to their home or business.

Our efforts to date have been devoted establishing a video remote monitoring system that permits interactive two way communications called the Eyetalk Communicator (“EYETALK”.) We have engaged a design engineering firm to prepare a prototype product and we have obtained a patent of certain technology. Since the implementation of the product is dependent on various other technologies that will continue to evolve, the Company will likely require a continuous program of updating.

We have funded our development through two private offerings in 2005 and 2007 and obtaining loans from related parties. We also borrowed $307.500 from four non-related parties at 4% interest which begin to come due in October, 2008. These promissory notes were secured by a pledge of up to 612,000 shares of restricted common stock from our authorized but unissued shares. If we are unable to pay according to the terms of the notes or successfully renegotiate the notes, we must issue shares to the note holders. We have engaged third parties to assist in the commercialization of the EYETALK and have made partial payments, but we will require the proceeds from the exercise of the warrants to complete those agreements. There is no assurance that this approach will successfully commercialize the product even if we make all required payments. On August 6, 2008, we modified the $300,000 promissory note to extend the due date until such time as the litigation with our former patent attorney has been resolved either by settlement, judgment, or otherwise. We have agreed to pay the noteholder the principal plus accrued interest from the proceeds of any settlement, judgment or other payment. We have agreed to provide a lien and notice of lien in form acceptable for recording to grant a security interest in the proceeds to the noteholder. Ron Carter, our CEO and President, has also agreed to personally guarantee the amount of any shortfall in payments due the noteholder. The noteholder has also been given the right to extinguish all of part of the outstanding debt, including accrued interest and any costs, to shares of common stock of the company at the agreed upon price of $0.50 per share, subject to approval by counsel that such issuance does not violate state or federal securities laws.

Since there is no assurance that any of the warrants will be exercised the company has initiated discussions regarding loans through Bank of America and several other funding sources. We expect to continue these discussions in the hopes of arranging financing to continue the commercialization of the EYETALK and to satisfy the outstanding balances of loans from third parties. We have no assurance that any of these discussions will prove successful.

We have also attended a mediation settlement conference in our ongoing action for damages against our prior patent attorneys. The presiding judge has asked both sides to prepare affidavits of certain costs and has indicated that he expects the case to resolve or go to trial by the end of the year. While we believe our claims are meritorious any recovery is subject to the uncertainties associated with any litigation and we can offer no assurance that we can ultimately receive any recovery

Introduction to the Eyetalk Communicator

We have designed and patented a communications and monitoring system, which we expect to give homeowners and business owners the ability to remotely and interactively communicate with and have control of the entry points of their homes and businesses.

The EYETALK is primarily a software platform with a hardware component of an external unit deployed at the specified property. The system communicates to the property owner, and also retrieves and stores information via any commercially available Personal Data Assistant (“PDA”), Handheld Computer (“HC”) and cellular telephone. The EYETALK software platform will be able to communicate with any of the devices commonly available to a modern user.

The EYETALK allows seamless communication to the entry points of a specific building, allowing the premise owners to interact remotely with visitors to the home or building via any common personal communication device with the benefit of audio, video and data communication. The system utilizes new technology to synergistically improve messaging, communication, and security; therefore the system enhances and personalizes the overall process of receiving a visitor.

.According to USBX, “iSuppli, a respected technology market research firm, announced this quarter that they project IP video surveillance camera revenue to grow to more than $9.0 billion by 2011, a compound annual grown rate of 13.2%”Price declines from competitive systems have improved the viability of enhanced security systems while boosting the affordability and demand for basic security systems among families in the middle to lower-middle income strata of society

Management believes that The EYETALK technology may fill technology gap related to false alarms in the security monitoring industry. Some police departments are not required to respond to calls from alarm companies unless an emergency has been visually verified. Traditional security monitoring companies rarely offer visual verification and therefore cannot visually ascertain that the signal is not a false alarm.

The EYETALK also records visitors through data, video and audio records. The system provides a centralized control system using a user-friendly application with a means for storing digital images and provides enhanced security features.

The EYETALK does not require wiring from the exterior of the building to its interior. The Company believes that the system, when fully implemented, will be relatively inexpensive to install and maintain.

The Company expects The EYETALK to provide three Primary benefits:

Protection – The EYETALK may augment the capabilities of current residential and commercial security monitoring systems through audio, video and data communication which are interactive and which can be used on a remote basis.

Monitoring – The EYETALK may allow the homeowner to better facilitate the task of home management in non-threatening circumstances, such as latch key school children. allowing the owner to maintain better control and understanding of what is going on at one’s home

Convenience – The EYETALK may add convenience to home and business owners, providing remote access, screening of visitors and acceptance and monitoring of packages.

The EYETALK has four distinct physical parts:

o	an internal unit(s) (the ‘Indoor Mobile Monitor’)
o	an external unit(s) (the ‘Welcome System’)
o	a Central Application Server which may be a home personal computer (“PC”)
o	a remote access device, typically a standard cellular telephone (‘Phone GUI Emulator’)

The system is expandable to include multiple peripheral devices. The main components of the system (the Indoor Mobile Monitor, the Welcome System and the Central Application Server) communicate with each other by way of RF communications using 802.11b or higher wireless LAN. The Central Application Server will communicate with the remote access device by way of a dial-up modem connection, DSL, cable modem or other Internet-compatible method of communication.

INDUSTRY

The United States security services have generally divided the market into the following segments: security officer and investigation services, armored car services, monitoring services, and consulting. Security officer and investigation services are the oldest and largest segment of the security industry.

According to the USBX 2006 Year End Security Update the network camera video segment of the security industry is valued at $7 Billion annually and has experienced a 20% annual growth rate. While noting that the public market support for the segment has remained strong and actually led all security industry segments in 2007, hardware and software costs have shrunk which has pressured margins in the industry. According to USBX, “iSuppli, a respected technology market research firm, announced this quarter that they project IP video surveillance camera revenue to grow to more than $9.0 billion by 2011, a compound annual grown rate of 13.2%”

The report notes that each vertical market has differing applications but banking, gaming and inventory control are the premier growth applications. An estimated $45 billion annually is lost in inventory shrinkage and bank fraud and network camera video is often at the forefront of industry efforts.

USBX also published a separate “white paper” in 2006 entitled “The Security Killer App: Intelligent Video Surveillance.” The white paper cites John Chambers, CEO of Cisco Systems and notes major contracts including $255 Million from Lockheed Martin for video of New York City subways and $2.5 Billion from Boeing to secure U. S. borders. The paper focuses on quickly developing vertical markets for intelligent video in retail, banking and financial and public safety and transit sectors.

Management believes that the Eyetalk technology significantly differs from existing systems. The Eyetalk allows two way communication via a wireless network camera that communicates with a variety of other remote communication devices such as cell phones, PDAs, smart phones, computers, security and video monitoring devices. Due to its software interface the Eyetalk can be used to greet visitors, provide instructions to delivery personnel, interact between remote staff and patients in medical settings, as well as in security applications.

Further, the Eyetalk allows security owners monitoring personnel to more accurately recognize and address the threat presented as well as verifying a true threat. We believe this will relieve the large number of false alarm security calls and unneeded emergency personnel visits. Unlike many competitors the Eyetalk system is not dependent on the internet although it can use the internet as a platform.

The communication can be initiated by a broad array of technologies, such as doorbells, glass breakage, heat or motion detectors, weapons detectors, biometric signaling or voluntarily. The Eyetalk is programmed to manage certain of these events with standard greetings, identifications, commands, or directions. The Eyetalk can then notify designated personnel and the system of the triggering event, sending images of the current situation and permitting audible response.

We expect to compete by emphasizing the unique aspects of the Eyetalk in our marketing directly to distributors and end users, including those identified under our agreement with Absolutely New. We will concentrate on 5 identified distributors in Europe and 3 identified distributors in the United States. We also intend to compete by direct contact with larger end users such as hospitals, banks, and government agencies concerned with homeland security.

Future Plans and Potential Markets

We believe we have the capability to enter into a growing security marketplace. We are hopeful that the security industry will continue to experience increased spending on detection devices such as the Eyetalk for the residential, commercial and homeland security markets.

We have engaged marketing consultants to help us identify companies that may have immediate uses for our technology. We hope to establish isolate the factors that each of these potential customers may find advantageous. While we currently lack a sales staff, our management team is prepared to serve in that capacity until revenues commence.

While many of these companies have security applications, we also believe the Eyetalk has advantages over existing and competing technologies. Many of these applications may not relate to the security field at all, but may nonetheless be commercially useful. The additional commercial benefits of the EYETALK include:

o	monitors appointments
o	monitors deliveries
o	records employee arrivals and departures
o	provides remote access
o	provides a database of activity to and from the facility

We also expect to identify companies that may be interested in licensing arrangements for sales to consumers. We believe the Eyetalk Communicator provide consumers with the functions and features that are superior to those currently available and offered by competitors. These include:

o	allows the occupant to view, record or respond to visitors or guests without opening the door or even being in the home
o	detects a visitor, providing a measure of convenience to guests who no longer need to search for and activate a doorbell button
o	allows remote access to visitors by the owner/occupant of the building
o	allows deliveries to be made and monitored while the owner of the home is away from the premises
o	detects intruders, allowing for an immediate response from the property owner
o	serves as a deterrent to criminals whose entry can be chronicled by the system and who cannot determine if persons are at home or not because of the nature of the remote interaction system.
o	functions as a recordkeeping database of all visitors to the home, welcomed or un-welcomed, with date, time and photographic records.
o	alerts the owner of a power outage at the facility.

We plan to use the following business development strategies:

1)	Move forward with our consultant Absolutely New to identify and then contact companies in their database that meet the predetermined parameters that we believe demonstrate a need for the EYETALK.
2)
Move forward in our discussions with our consultant Virsalent to identify and then contact companies in their database that meet the predetermined parameters that we believe demonstrate a potential for licensure of the EYETALK.

3)	Continue our discussions with Orbital Services Corporation and others regarding the manufacture of the EYETALK.

4)	Use internal contacts in the local medical community to negotiate placement in hospitals, recovery rooms and other medical applications.
5)	Arrange a schedule of appearances at security industry trade shows and presentations to trade groups

Patent and Intellectual Property

On March 20, 2007, the United States Patent and Trademark Office issued to the Company a patent, number 7,193,644 B2. The patent abstract states:

“The invention is audio-video communication and answering system that synergistically improves communication between an exterior and an interior of a business or residence and a remote location, enables messages to be stored and accessed from both locally and remotely, and enables viewing, listening, and recording from a remote location. The system's properties make it particularly suitable as a sophisticated door answering-messaging system. The system has a DVMS module on the exterior. The DVMS module has a proximity sensor, a video camera, a microphone, a speaker, an RF transmitter, and an RF receiver. The system also has a computerized controller with a graphic user interface DVMS database application. The computerized controller is in communication with a public switching telephone network, and an RF switching device. The RF switching device enables communication between the DVMS module and the computerized controller. The RF switching device can be in communication with the other RF devices, such as a cell phone, PDA, or computer.”

A complete copy of the patent is on file at the Company’s offices and can be inspected.

In March, 2007 we commenced a lawsuit in the Superior Courts of Mecklenburg County, North Carolina against our prior patent attorneys. Our lawsuit alleges that we retained these attorneys and requested that they file a Non-publication Request (“the Request”) pursuant to 35 U.S.C. § 122, in order to ensure that the Application would not be published by the United States Patent & Trademark Office (“USPTO”) until issued as a patent. The lawsuit further alleges that the attorneys failed to file the Request.

The purpose of the Request was for international patent rights under procedures established by the Patent Cooperation Treaty and U.S. law implementing that treaty. By virtue of the publication of the Application in the United States without the filing of a corresponding PCT or other foreign application relating back to a date before the date of publication, one or more requirements of patentability in certain advantageous foreign jurisdictions, including the European Union, Japan, and others, to wit the absolute public novelty of the invention, can no longer be fulfilled by the Company.

We believe our claims have merit in the lawsuit. We are unable to determine what rights we may still have, if any, to patent or intellectual property protection in other jurisdictions.

COMPETITION

We expect to compete with much larger and better financed companies in the remote monitoring industry, all of which have superior name recognition, such as ADT, ATT, Pinkerton’s and others.

Remote monitoring is available through a variety of media and processes, including systems integrators, closed circuit television systems, intrusion detection systems, and others. These systems typically incorporate ultrasonic, infrared, vibration, microwave and other sensors to detect door and window openings, glass breakage, vibration, motion, temperature, and noise and transmit through alarms and other peripheral equipment.

For example, the ATT remote monitor integrates with Cingular and Yahoo through cell phones and wireless internet. The user can remotely select the device and determine whether notification will be triggered by door sensors, motion sensors, temperature sensors or a combination. The user can remotely control cameras with pan, tilt and zoom features. The user can download and record or view live camera.

Industry analysts report that both Cysco and IBM are developing new hardware and software applications for remote monitoring that, if successful, could have profound implications for the industry.

REGULATION

We are subject to the same federal, state and local laws as other companies conducting business in the software field. Our products are subject to copyright laws. We may become the subject of infringement claims or legal proceedings by third parties with respect to our current or future products. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights, or to establish the validity of our proprietary rights. Any such claims could be time-consuming, divert management from our daily operations, result in litigation, cause product delays or lead us to enter into royalty or licensing agreements rather than disputing the merits of such claims. Moreover, an adverse outcome in litigation or a similar adversarial proceedings could subject us to significant liabilities to third parties, require the expenditure of significant resources to develop non-infringing products, require disputed rights to be licensed from others or require us to cease the marketing or use of certain products, any of which could have a material adverse effect on our business and operating results.

LEGAL PROCEEDINGS

In early 2007 we commenced a civil action in the Superior Courts of Mecklenburg County, North Carolina against our prior patent attorneys alleging professional malpractice and other theories. Under North Carolina law we are not permitted to demand an amount other than “in excess of $10,000.” Our current counsel believes that our claims are meritorious. We are not party to any other pending or threatened legal proceedings. In addition, our officers, directors or beneficial owners are not involved in any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Directors and Executive Officers.
Name	Age	Title

Ron Carter	53	Founder, President, CEO, Director

Garry Stevenson	57	Vice President, Director

Bethiel Tesfasillasie	34	Vice President of Corporate Relations

Our Bylaws provide that we shall have that number of directors determined by the majority vote of the board of directors. Currently we have two directors. Each director will serve until our next annual shareholder meeting. Directors are elected for one-year terms. Our Board of Directors elects our officers at the regular annual meeting of the Board of Directors following the annual meeting of shareholders. Vacancies may be filled by a majority vote of the remaining directors then in office. Our directors and executive officers are as follows:

Ron Carter – Founder, President, CEO and Director

Mr. Carter is the inventor of the EYETALK. He is a North Carolina native, married with three children. As a career government employee, Mr. Carter has been responsible for housing code, planning and development in several metropolitan areas in North Carolina. Mr. Carter formerly worked from the City of Charlotte as the Chief Housing Development Specialist from 1995 until 2004. Prior to this position, Mr. Carter was served as the Housing Rehabilitation Supervisor in Winston-Salem, NC.

Mr. Carter is a graduate of North Carolina A&T State University in Greensboro, where he earned a BA degree in Political Science. He is the 1988 recipient of the President’s Award presented by the North Carolina Section 8 Housing Association. He also founded the Professional Housing Rehabilitation Association of North Carolina Housing and served as Chairman of Education and Training for the NC Community Development Association.

Garry Stevenson – Vice President, Director

Mr. Stevenson is a successful and proven entrepreneur. He has been the owner and CEO of Body Image, LLC, a fitness center for women and Point of Love and Grace Inc. of Shelby, NC, a group home for boys, since 2000. Mr. Stevenson has over thirty years of corporate experience; he served as Senior Vice President of World Connect Communications from 1997 until 2003. He worked for twenty-five years in corporate management as Division Manager at United Parcel Service where he retired in 1997.

Mr. Stevenson received a Juris Doctor Degree from North Carolina Central University School of Law in 1976.He is married and the father of three children.

Bethiel Tesfasillasie – Vice President of Corporate Relations

Ms. Tesfasillasie is an established professional. Ms. Tesfasillasie became the youngest vice president at World Connect Communications from 1999 until 2001. She also had a successful career as a Quality Inspector Technician for IBM from 1994 to 1998. From 2001 and 2003 she was in the sales and accounting department of a local car dealer. Ms. Tesfasillasie became a licensed real estate agent in 2003 and continues her real estate from time to time.

Ms. Tesfasillasie was born in East Africa and moved to the United States with her family when she was eleven years old. She was raised in Charlotte, NC and attended the Charlotte-Mecklenburg public schools. Ms. Tesfasillasie graduated from West Charlotte High School and received her Bachelors Degree in Chemistry from University of North Carolina at Charlotte.

Ms. Tesfaillasie is a Board Member of the Charlotte Black Chamber of Commerce and speaks four languages. In 2001, Ms. Tesfaillasie filed for protection from creditors under a chapter of the U. S. Bankruptcy Code which was discharged and closed in 2005.

Principal Shareholders

The following table contains certain information as of March 31, 2008 as to the number of shares of Common Stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of the Company’s Common Stock, (ii) each person who is a Director of the Company, (iii) all persons as a group who are Directors and Officers of the Company, and as to the percentage of the outstanding shares held by them on such dates and as adjusted to give effect to this Offering.

		Current		After Offering
Name and Position	Shares	Percentage		Percentage

Ron Carter President/CEO Director		10,509,200.5586		.5050

Garry Stevenson Director		2,054,000.1092		.0987

Bethiel Tesfasillasie		434,800.0231		.0209

Totals		12,998,000	69.09%	62.46%

Executive Compensation

No compensation was awarded to or paid to any executive officer or director of the Company during the years 2007, 2006, and 2005.

The following table and the accompanying notes provide summary information for each of the last three fiscal years concerning cash and non-cash compensation paid or accrued.

Summary Compensation Table

						Non-Equity
Name And		Salary		Stock	Option	Incentive Plan	All Other
Principal Position	Year	($)	Bonus ($)	Awards	Awards($)	Compensation	Compensation ($)	Total ($)
Ronald Carter	2004	0	0	0	0	0	$0	0
Chairman of Board	2005	0	0	0	0	0	0	0
And CEO	2006	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0
Gary Stevenson	2004	0	0	0	0	0	0	0
CFO	2005	0	0	0	0	0	0	0
	2006	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0
Bethiel Tesfasillasie	2004	0	0	0	0	0	0	0
	2005	0	0	0	0	0	0	0
	2006	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0

The officers have taken no salary but have taken loans to our officers and directors in lieu of salary or other compensation.. These loans are unsecured, bear a 5% interest and have five year repayment term, The total balance of loans to officers and directors was $125,731 and $107,396 in 2006 and 2007, respectively and have been recorded as “Unpaid Capital Contributions”.

The Company expects these loans to be repaid on a rolling basis throughout the term of the five year loans. After subtracting re-payments made, the following balances were owed as of year end 2006 and 2007.

	12/31/06	12/31/07

Ron Carter	75,530.26	49,755.85
Garry Stevenson	27,635.20	28,883.25
Bethiel Tesfasillasie	22,565.55	28,756.29

In the event that the loans are not fully repaid, any shortfall will be expensed as salary to the officers. We do not consider these advances to be management compensation, but we have been advised by tax counsel that there is a possibility that the Internal Revenue Service may disagree with our position, in which case we will be required to book the advances as compensation and will owe applicable taxes on the entire amounts, together with possible penalties and interest.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 19, 2005, we entered into a Consulting Services Agreement with Sedgefield Capital Corporation, a North Carolina management consultant firm. Sedgefield agreed to provide a range of advisory services including services related to payments of the preparation of a suitable private placement and a follow on registration statement seeking to register the shares sold in the 2005 private placement. Among other things, Sedgefield agreed to assist the company in selecting securities counsel, auditors, transfer agents, edgarizing service providers, provide assistance in the selection of accounting services. They have also introduced the company to strategic partners for marketing, public relations and distribution.

We have paid Sedgefield $150,000 and 670,00 restricted common shares, to date under the Agreement. Sedgefield owns approximately 3.6% f the issued and outstanding shares of the Company. These fees were to cover the costs of legal and audit expenses in connection with the public offering, initial listing in a recognized securities manual such as Standard & Poors or Mergent, registration fees and costs, costs of “Edgarization” and other services required for effectiveness. For a more complete discussion please see the section entitled March 2005 Private Placement elsewhere in this Memorandum.

In June 2007, we agreed to enter into a six month extension of the services provided by Sedgefield for a fee of $20,000. The agreement is renewable in six month terms, thereafter.

We are currently a party to a consulting agreement with Sedgefield Capital Corporation under which Sedgefield has agreed to provide a variety of services, including services pertaining to services ancillary to this offering. Sedgefield will negotiate with, contract for and pay for services such as appointment of transfer agents, investment relations firms, listings in Standard & Poor’s, Mergent, and prepare materials and attend meetings, roadshows and consultations with brokers and other industry professionals. A significant portion of these services will continue at least for some time after the effectiveness of this offering. The Company expects that it will negotiate a new agreement with Sedgefield at the conclusion of the current agreement but there have been no discussions thus far. We are therefore unable to determine whether there will be any further agreement or any fees payable for additional services.

As of December 31, 2007 the Company mutually terminated a marketing and public relations agreement with Red Moon Marketing, Inc. and NexCom, both of Charlotte, North Carolina. These agreements involved marketing to a specific Fortune 1000 company, but discussions with that company ended in 2007. The company paid $83,580.10 to NexCom along with 56,000 shares of restricted common stock and $50,000 to Red Moon and 87,500 sharers of restricted common stock. Red Moon created the website for the company and provided certain maintenance and upgrades during the existence of their agreement. NexCom made introductions to Motorola Corporation to enter into a joint venture or similar manufacturing and marketing agreement. NexCom continued discussions on our behalf and believed them to be successful until Motorola decided to completely exist the security monitoring space to focus on core needs. Shortly thereafter we terminated the agreement with NexCom

Unpaid Capital Contributions

As of December 31, 2006, the Company had Loans to Shareholders of approximately $125,731 to its officers and directors. As of December 31, 2007, the outstanding loans were $107,396. The advances carry an interest rate of 5% and have been recorded as “Unpaid Capital Contributions”. In the event that the loans are not fully repaid, any shortfall will be written off as compensation expense in our income statement.

Stock Option Agreements

The Company has not entered into stock option agreements with the any individuals or companies. The management does anticipate that to secure the services of certain prospective employee that a stock option plan will need to be effective in the very near future. The company anticipates that such a plan would allow for options at competitive market rates.

SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders. Unless otherwise noted, the shares listed below represent the shares that each selling shareholder beneficially owned on December 31, 2007.

We are registering the above-referenced shares to permit each of the selling shareholders and their pledges, donees, transferees or other successors-in-interest that receive their shares from the selling shareholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares.

Unless otherwise noted, the following table sets forth the name of each selling shareholder, the number of shares owned by each of the selling shareholders as of December 31, 2007, the number of shares that may be offered under this prospectus and the number of shares of our common stock owned by the selling shareholders after this offering is completed, assuming all of the shares being offered are sold. Except as otherwise disclosed below, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us. The number of shares in the column “Shares Offered” represents all of the shares that a selling shareholder may offer under this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentages of shares beneficially owned are based 20,811,700 shares of our common stock outstanding as of December 31, 2007, including the warrant shares beneficially owned by the respective selling shareholder, as set forth in the following table and more fully described in the applicable footnotes.

Name of Selling Shareholder	Units Beneficially Owned Before the Offering	Shares Beneficially Owned Before the Offering	Percentage of Shares Outstanding Before the Offering	Shares Being Offered	Shares Beneficially Owned After the Offering	Percentage of Shares Beneficially Owned After the Offering
Abraham Nkeng	0	5,000	0.024%	5,000	0	0.000%
Al Grier & Associates	2	60,000	0.288%	60,000	0	0.000%
Alvin D. Booker	0	2,000	0.010%	2,000	0	0.000%
Amy Steele	1	30,000	0.144%	30,000	0	0.000%
Annette H. Hefner	1	30,000	0.144%	30,000	0	0.000%
Annie M. Price	0	4,000	0.019%	4,000	0	0.000%
Anthony Gabriel	0	10,000	0.048%	10,000	0	0.000%
Archie L. & Priscilla Marie Davis	1	30,000	0.144%	30,000	0	0.000%
Arrowood's Drywall Service, Inc.	0	8,000	0.038%	3,000	5,000	0.024%
Ashlee N. Lee	0	2,000	0.010%	2,000	-	0.000%
Asongtia Chris Fombin	0	2,000	0.010%	2,000	-	0.000%
Bashir A. El-Amin	2	60,000	0.288%	60,000	-	0.000%
Betty B. Lee	0	5,000	0.024%	5,000	-	0.000%
Blossom E. Washington	1	30,000	0.144%	30,000	-	0.000%
Brenda Ballard	1	30,000	0.144%	30,000	-	0.000%
Brent Granger	1	30,000	0.144%	30,000	-	0.000%
Candace R. Lee	0	2,000	0.010%	2,000	-	0.000%
Charles A. Booker, Jr.	0	2,000	0.010%	2,000	-	0.000%
Charles Dockery	0	4,000	0.019%	4,000	-	0.000%
Charles Patterson	2	60,000	0.288%	60,000	-	0.000%
Christopher M. Murray	0	50,000	0.240%	50,000	-	0.000%
Darrell A. Bidgood	1	30,000	0.144%	30,000	-	0.000%
David Snyder	0	3,000	0.014%	3,000	-	0.000%
Debra G. & Richard S. LaBrozzi	0	5,000	0.024%	5,000	-	0.000%
Delayce S. Hudak	0	10,000	0.048%	10,000	-	0.000%
Delwin Clark Sr.	0	2,000	0.010%	2,000	-	0.000%
Derrick G. Snowden	2	60,000	0.288%	60,000	-	0.000%
Donald B. Blackmon	2	60,000	0.288%	60,000	-	0.000%
Donald K Grantham	0	2,000	0.010%	2,000	-	0.000%

Donald Sanders(Friends & Family)	1	30,000	0.144%	30,000	-	0.000%
Donna F. Chadwick	0	7,000	0.034%	2,000	5,000	0.024%
Donnie L. Montgomery	0	4,000	0.019%	4,000	-	0.000%
Dr. Curtis C. Reeves Jr.	1	30,000	0.144%	30,000	-	0.000%
Dr. Tony Walden	1	30,000	0.144%	30,000	-	0.000%
Earnest Faison Jr.	1	30,000	0.144%	30,000	-	0.000%
Edric Yearwood	0	7,000	0.034%	2,000	5,000	0.024%
Edward R. Clark	5	150,000	0.721%	150,000	-	0.000%
Elizabeth Brennan	1	30,000	0.144%	30,000	-	0.000%
Eric Barnes	1	30,000	0.144%	30,000	-	0.000%
Eric Davis	1	30,000	0.144%	30,000	-	0.000%
Evell D. Bowie III	0	5,000	0.024%	5,000	-	0.000%
Evell D. Bowie III	0	2,000	0.010%	2,000	-	0.000%
Felicia Payne	1	30,000	0.144%	30,000	-	0.000%
Franklin Ried	2	65,000	0.312%	60,000	5,000	0.024%
Gail Walker Farmer	1	30,000	0.144%	30,000	-	0.000%
Garry Stevenson II	0	10,000	0.048%	10,000	-	0.000%
Gary & Sherkica McIntyre	0	10,000	0.048%	10,000	-	0.000%
George Ardrey	6	185,000	0.889%	180,000	5,000	0.024%
Golden Smith	1	40,000	0.192%	30,000	10,000	0.048%
Harris B. High	0	2,500	0.012%	2,500	-	0.000%
Henry B. Brown	0	115,000	0.553%	50,000	65,000	0.312%
Henry Gilmore, III	0	2,000	0.010%	2,000	-	0.000%
J.C. Cousar	1	30,000	0.144%	30,000	-	0.000%
James Horne	1	30,000	0.144%	30,000	-	0.000%
James L. King	2	60,000	0.288%	60,000	-	0.000%
James T. Vanderhall	1	30,000	0.144%	30,000	-	0.000%
Jane C. Bonds	1	30,000	0.144%	30,000	-	0.000%
Jane L. Hall	0	2,000	0.010%	2,000	-	0.000%
Janet L. Booker	0	10,000	0.048%	10,000	-	0.000%
Janie D. Wooten	1	30,000	0.144%	30,000	-	0.000%
Jefferson D. Smith	1	30,000	0.144%	30,000	-	0.000%
Jermaine Pitt	1	50,000	0.240%	50,000	-	0.000%
Jerry A. Jones	3	90,000	0.432%	90,000	-	0.000%
Joe W. Bowser	1	30,000	0.144%	30,000	-	0.000%
Joseph Green, Jr. (1)	1	205,000	0.985%	30,000	175,000	0.841%
Kara Goff	1	30,000	0.144%	30,000	-	0.000%
Karen A. Jarnagin	0	2,000	0.010%	2,000	-	0.000%
Katherine L. Skrobot	0	2,000	0.010%	2,000	-	0.000%
Kenneth Pinkney	1	30,000	0.144%	30,000	-	0.000%
Keva Walton	0	14,000	0.067%	14,000	-	0.000%
Kevin L. Brickus	0	12,000	0.058%	12,000	-	0.000%
Lester Shelton ( Daystar Securities)	3	90,000	0.432%	90,000	-	0.000%
Lewis C. Dockery, III	0	4,000	0.019%	4,000	-	0.000%
Linda Hooker	1	30,000	0.144%	30,000	-	0.000%
Mark Brook	1	30,000	0.144%	30,000	-	0.000%
Martin & Carmen Torres	0	4,000	0.019%	4,000	-	0.000%
Marvin Bartee	1	50,000	0.240%	30,000	20,000	0.096%
Marvin Jordan	1	30,000	0.144%	30,000	-	0.000%
Mathew Jennings	1	30,000	0.144%	30,000	-	0.000%
Mathias Acha Fowung	0	10,000	0.048%	10,000	-	0.000%
M-M Investor (Peggy Smith )	0	20,000	0.096%	20,000	-	0.000%
Mrs. Megdalia M. Martinez	0	2,000	0.010%	2,000	-	0.000%
Norward Jackson	1	30,000	0.144%	30,000	-	0.000%
Pamela Ann Gardner	0	2,000	0.010%	2,000	-	0.000%

Phillip D. Rowe, Jr.	1	30,000	0.144%	30,000	-	0.000%
Prestina A. Williams	2	60,000	0.288%	60,000	-	0.000%
Prisca Achea Fowung	0	5,000	0.024%	5,000	-	0.000%
Richard A. Reif	0	2,500	0.012%	2,500	-	0.000%
Richard C. Forbis	0	4,000	0.019%	4,000	-	0.000%
Richard Hooker Jr.	1	30,000	0.144%	30,000	-	0.000%
Robert W. Bowlin	0	5,000	0.024%	5,000	-	0.000%
Roderick Curmmie	0	4,000	0.019%	4,000	-	0.000%
Roxon Flowers	0	2,000	0.010%	2,000	-	0.000%
Sandra L. Hamrick	0	2,000	0.010%	2,000	-	0.000%
Scott & Stringfellow (Calvin E. Murphy)	3	90,000	0.432%	90,000	-	0.000%
Scott E. Arrowood	1	60,000	0.288%	45,000	15,000	0.072%
Sean Seltzer	1	30,000	0.144%	30,000	-	0.000%
Sevone F. Rhynes	1	30,000	0.144%	30,000	-	0.000%
Shelley Blanks	0	10,000	0.048%	10,000	-	0.000%
Sonny Turner	1	30,000	0.144%	30,000	-	0.000%
Spurgeon W. Webber III	2	60,000	0.288%	60,000	-	0.000%
Terri Freeman	0	3,200	0.015%	3,200	-	0.000%
Terry Mack	2	60,000	0.288%	60,000	-	0.000%
Timothi Jordan	1	30,000	0.144%	30,000	-	0.000%
Tommy Steele	1	30,000	0.144%	30,000	-	0.000%
Toshia D. Moore	1	30,000	0.144%	30,000	-	0.000%
Travis Jackson	3	100,000	0.480%	90,000	10,000	0.048%
Twyla Cathion	0	4,000	0.019%	4,000	-	0.000%
Tyrone McRae	0	2,000	0.010%	2,000	-	0.000%
Urban Elite, Inc.(Shaeen Johnson)	2	60,000	0.288%	60,000	-	0.000%
Vernon A. Russell	1	30,000	0.144%	30,000	-	0.000%
Veronica R. Greene	0	20,000	0.096%	20,000	-	0.000%
Vincent Todd Franklin	1	30,000	0.144%	30,000	-	0.000%
Walter Alexander	1	30,000	0.144%	30,000	-	0.000%
Wendell Varner	1	30,000	0.144%	30,000	-	0.000%
Wendy A. Woods	0	2,000	0.010%	2,000	-	0.000%
William C. Scheppegrell	0	70,000	0.336%	45,000	25,000	0.120%
William Edward Freeman	2	60,000	0.288%	60,000	-	0.000%
William H Generally Jr.	1	30,000	0.144%	30,000	-	0.000%
William H. Johnson	0	2,000	0.010%	2,000	-	0.000%
William H. Little	0	6,000	0.029%	6,000	-	0.000%
William H. Little, JR.	0	2,000	0.010%	2,000	-	0.000%
William J Lawery	1	30,000	0.144%	30,000	-	0.000%
William T. Brown	2	60,000	0.288%	60,000	-	0.000%
Young Kook Kim	0	500,000	2.402%	260,000	240,000	1.153%

(1) Joseph Greene, Jr. is the brother-in-law of Officer and Director Garry Stevenson.

PLAN OF DISTRIBUTION

Distribution by Selling Stockholders

We are registering the shares of our common stock covered by this prospectus for the selling stockholders.   Each selling stockholder, the “selling stockholders,” of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock through the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

☐	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

☐	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

☐	purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

☐	an exchange distribution in accordance with the rules of the applicable exchange,

☐	privately negotiated transactions,

☐	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part,

☐	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share,

☐	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise,

☐	a combination of any such methods of sale, or

☐	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares will be considered “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

Because selling stockholders will be considered “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus under the Securities Act or any other rule of similar effect. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders may offer all of the shares of common stock for sale. Further, because it is possible that a significant number of shares could be sold at the same time under this prospectus, such sales, or that possibility, may have a depressive effect on the market price of our common stock. We cannot assure you, however, that any of the selling stockholders will sell any or all of the shares of common stock they may offer.

Description of Securities

The Company’s authorized capital consists of 65,000,000 shares of Common Stock and 10,000,000 shares of convertible preferred shares, each with par value $.001. We have issued 18,811,700 shares of Common Stock, which are currently outstanding and no preferred shares. Upon completion of the Offering and the exercise of all warrants, 20,811,700 shares of Common Stock will be issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Our stockholders may not cumulate their votes. Except as otherwise required by applicable law, the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of shares of Preferred Stock). Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. Each share of Common Stock shall be entitled to the same rights and privileges as every other share of Common Stock.

Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series of Preferred stock.

In the event of any voluntary or involuntary liquidation, distribution or winding up of the Corporation, after distribution in full of preferential amounts to the holders of shares of Preferred Stock, the common stockholders will be entitled to receive all of the remaining assets of the Corporation. Each stockholder is entitled to a ratable distribution in proportion to the number of shares of Common Stock held by them. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to every other share of Common Stock, except as otherwise provided herein or required by law.

Subject to the preferential and other dividend rights applicable to Preferred Stock, holders of Common Stock shall be entitled to such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore. All dividends and distributions on the Common Stock payable in stock of the Corporation shall be made in shares of Common Stock.

Preferred Stock

Under Nevada law, we have authorized up to a total of 10,000,000 preferred shares “blank check” preferred stock. Nevada law permits broad discretion is determining the rights and preferences of blank check preferred stock. Our board of directors is authorized, without further stockholder approval, to issue blank check preferred shares from time-to-time in one or more series, convertible to common stock at a ratio of ten shares of common stock. As of the date of this private placement memorandum, there are no outstanding shares of preferred stock. The Board of Directors may confer voting rights on the preferred stock which shall have priority over the voting rights of common stock. The votes of the class of Preferred Stockholders may be weighted more heavily than the votes of the common stock class.

The Board of Directors is authorized to cause preferred shares to be issued in one or more classes or series and with may designate preferences with respect to each such class or series. Each class or series may have designations, powers, preferences and rights with respect to the shares of each such series as well as qualifications, limitations or restrictions.

Subject to certain limitations prescribed by law and the rights and preferences of the preferred stock. Each new series of preferred stock may have different rights and preferences that may be established by our board of directors. We may offer preferred stock to our officers, directors, holders of 5% or more of any class of our securities, or similar parties except on the same terms as the preferred stock is offered to all other existing or new stockholders.

The Board may determine the rights and preferences of future series of preferred stock such as:

☐	Shares;

☐	Dividends;

☐	Conversion rights to common stock or other securities;

☐	Voting rights;

☐	Preferential payments upon liquidation;

☐	Establishment of reserves for preferred payments; and

☐	Redemption prices to be paid upon redemption of the preferred stock.

Redeemable Common Stock Purchase Warrants – Class A and Class B

General

In the, 2005 offering, we sold 100 Units. Each unit contained 10,000 redeemable Class A common stock purchase warrants and 10,000 redeemable Class B common stock purchase warrants. Each redeemable Class A Common Stock purchase warrant entitles the holder to purchase one share of our Common Stock at an exercise price per share of $0.65. Each redeemable Class B Common Stock purchase warrant entitles the holder to purchase one share of our Common Stock at an exercise price per share of $0.90. Unless noted otherwise, both the Class A and Class B Common Stock purchase warrants will be referred to as the “Warrant or Warrants.”

There will be 1,000,000 Class A warrants and 1,000,000 Class B warrants outstanding. The warrants will expire eighteen months after the date of their registration. The Warrant certificate provides that the warrant exercise price may be adjusted for certain events. These events include changes in our capitalization, like a stock split, stock dividend or the like.

Exercise

Sale of the common stock underlying the warrants may occur only if an appropriate registration statement is then in effect with the Securities and Exchange Commission and if the underlying shares of common stock may be lawfully issued under the securities laws of the state or jurisdiction in which the holder resides. The warrants will be exerciseable for a period of 18 months from the effective date of this registration.

The company agreed to exert reasonable good faith efforts to register the securities sold in the 2005 Private Offering within 180 days of the closing.. In connection with the registration rights afforded under the 2005 Private Offering we engaged Sedgefield Capital Corporation, a North Carolina management consultant firm. We agreed to pay Sedgefield $165,000 and 670,000 shares of common stock. The Company engaged Sedgefield to provide certain services necessary for the registration of the securities sold in the 2005 offering.

After an initial review, Sedgefield recommended completion of a number of milestones prior to the registration. These milestones included completion of the patent, establishing a commercial website, completion of the initial working model, and various other matters. Sedgefield made introductions to Enventys, a design engineering firm in Charlotte, NC; Red Moon Marketing, a web enterprise developer and NexCom, a marketing firm. Shareholder’s meetings were called in 2006 and again in 2007 during which the Sedgefield suggestions were discussed and approved by the shareholders. As a result, the registration was delayed.

If this registration statement is not declared effective or if we are unable to keep the registration statement current until the expiration of the warrants, the warrants will be valueless. Nonetheless, since our commitment was for a reasonable good faith effort to register the securities, management believes that its efforts in engaging Sedgefield and in filing this registration statement substantially fulfill its obligations. We have no legal opinions or other authority for this position and there is no assurance that we would be able to successfully defend claims from aggrieved warrant holders if we are unable to obtain or maintain an effective registration statement.
Our warrants may be exercised by delivering to our transfer agent the applicable certificate on or prior to the expiration date or the redemption date. The reverse side of the certificate must be properly executed and accompanied by the full exercise price for each warrant being exercised. Warrants may only be exercised to purchase whole shares.

Exercise Price and Adjustments of Exercise Price

The exercise price of the outstanding Class A warrants is $0.65, so the Company would receive $650,000 if all Class A warrants are exercised. The exercise price of the outstanding Class B warrants is $0.90, so the Company would receive $900,000 if all Class A warrants are exercised.

The exercise price of our Warrants may be adjusted to reflect changes in our capitalization. The exercise price will be appropriately adjusted in the event of:

☐	a capital reorganization or reclassification of the common stock;

☐
if we consolidate with, or merge into, or sell our property to another corporation (other than a consolidation or merger that does not result in any reclassification or change of the outstanding common stock);

☐	stock split; or

☐	reverse stock split.

This adjustment of the exercise price will also result in an adjustment of shares issuable upon exercise of the Warrant. The exercise price will be proportionately reduced or increased upon the effectiveness of the change.

Redemption of Warrants

We have the right to redeem the common stock purchase warrants for $0.05 per warrant under certain conditions. The Company’s right to redeem the warrants begins beginning six months after the date of this private placement memorandum We may redeem if the closing price of our common stock exceeds 110% of the exercise price of the warrants for five consecutive trading sessions ending on the two days prior to the day on which notice of redemption is given. If we give notice of redemption, holders of our redeemable Class A and/or Class B Common Stock purchase warrants will be forced to sell or exercise the Warrants they hold or accept the redemption price.

The Company must give the Warrant holders 30 days advance notice by registered or certified mail. The notice must be sent to the Warrant holder’s last known addresses maintained by the Company’s transfer agent. No other notice is required. If we redeem the Warrants, they will still be exercisable through the close of business on the last business day before the redemption date. On the redemption date the holders of record of redeemed Warrants shall be entitled to payment of the redemption price upon surrender of such redeemed Warrants to the Company at the office of the warrant agent designated for that purpose.

On the redemption date, the Company shall cause the warrant agent to pay the redemption price to the holders of record of redeemed Warrants. Upon payment of the redemption price, the redeemed Warrants and all rights of the Warrant holders under the Warrants shall terminate.

Fractional shares will not be issued upon exercise of our Warrants.

Registration Rights

We have granted no registration rights except as registered under this prospectus..

Transfer Agent and Registrar

The Company will initially act as its own transfer agent and registrar for its shares of Common Stock. The Company expects to engage Transfer Online, Inc., a transfer agent in Portland, Oregon after the conclusion of this offering.

Limitations of Liability and Indemnification

Our articles of incorporation provide that we will indemnify any person who is or was a director, officer, employee, agent or fiduciary of our company to the fullest extent permitted by applicable law. Nevada law permits a Nevada corporation to indemnify its directors, officers, employees and agents against liabilities and expenses they may incur in such capacities in connection with any proceeding in which they may be involved, if (i) such director or officer is not liable to the corporation or its stockholders due to the fact that his or her acts or omissions constituted a breach of his or her fiduciary duties as a director or officer and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law, or (ii) he or she acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests, or that with respect to any criminal action or proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.

In addition, our bylaws include provisions to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person either is not liable pursuant to Nevada Revised Statutes 78.138 or acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contender or its equivalent will not, of itself, create a presumption that the person is liable pursuant to Nevada Revised Statutes 78.138 or did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

There are no provisions in our articles of incorporation or bylaws that would delay, defer or prevent a change or control.

LEGAL MATTERS

Charles W. Barkley, our counsel, will pass upon the validity of the shares of common stock offered in this prospectus. Mr. Barkley owns 330,000 restricted shares of our common stock which are not being registered in this offering.

EXPERTS

The financial statements included in this prospectus have been audited by Greg Lamb, independent registered public accountant, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

FINANCIAL INFORMATION

REVOLUTIONARY CONCEPTS, INC.
(A Development Stage Company)

BALANCE SHEET
as of June 30, 2008 and 2007

	(Unaudited)	Restated
	6/30/2008	12/31/2007
ASSETS
Current Assets
Cash and Cash Equivalents	$133,142	$19,070

Total Current Assets	133,142	19,070
Fixed Assets
Accumulated Depreciation	(7,082)	(6,049)
Computer	11,331	11,331
Total Fixed Assets	4,249	5,282
Other Assets
Accumulated Amortization	(34,442)	(30,915)
Security Deposits	1,500	1,500
Organizational Costs	3,070	3,070
Patent Costs	88,306	62,305
Total Other Assets	58,434	35,960

TOTAL ASSETS	$195,825	$60,312

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$85,585	$83,643
Notes payable (see footnote 10)	307,500	-
Total Current Liabilities	393,085	83,643

Stockholders' Equity
Preferred Stock 10,000,000 shares authorized, none issued Common Stock, .001 par value, 18,811,700 shares issued and outstanding, 65,000,000 authorized	18,812	18,812
Paid in Capital	1,215,538	1,215,538
Unpaid Captal contributions	(182,776)	(107,396)
Deficit accumulated during the development stage	(1,248,834)	(1,150,285)
	(197,260)	(23,331)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$195,825	$60,312

See notes to financial statements.

REVOLUTIONARY CONCEPTS, INC.
(A Development Stage Company)

STATEMENT OF INCOME (LOSS)
For the six month period ending June 30, 2008 and 2007
and the period from March 12, 2004 (Inception) to June 30, 2008

	(Unaudited)		March 12, 2004
			(Inception) to
	June 30,	June 30,	June 30,
	2008	2007	2008

OPERATING EXPENSES
Automobile Expense	2,000	-	15,822
Bank Charges	579	312	4,340
Depreciation and Amortization Expense	4,560	-	41,524
Interest Expense	1,872	262	6,379
License and Permits	-	-	2,253
Office Expense	-	-	10,308
Office Supplies	332	1,101	11,358
Payroll taxes	6,596	-	16,014
Printing and Reproduction	1,912	878	8,300
Professional Fees	66,271	92,565	751,209
Product Research and Development	-	-	280,206
Taxes	3	-	520
Telephone Expense	375	1,828	13,552
Travel Expense	6,736	4,516	55,522
Website Development	7,500	-	10,200
Other Expenses	2,398	486	37,128
Total Operating Expenses	$101,134	$101,948	$1,264,635
OTHER INCOME
Interest	2,585	2,401	15,801

NET (LOSS)	$(98,549)	(99,547)	$(1,248,834)

Weighted number of shares outstanding	17,626,925	17,232,000	17,626,925

(Loss) per weighted number of shares outstanding	(0.01)	(0.01)	(0.07)

See notes to financial statements.

REVOLUTIONARY CONCEPTS, INC.
(A Development Stage Company)

STATEMENTS OF STOCKHOLDER'S ACUMULATED DEFICIT
for the years ended December 31, 2004, 2005, 2006, 2007
and the six month period ending June 30, 2008

				Restated
			Restated	Unpaid	Restated
	Number of	Par	Paid in	Capital	Accumulated	Restated
	Shares	Value	Capital	Contribution	(Deficit)	Total
BALANCE MARCH 12, 2004	10,000	1	32,499	-	(3,991)	28,509
(Date of Inception)
Contributed Capital			99,500			99,500

Unpaid capital contributions				(21,695)		(21,695)

Net (Loss)					(86,084)	(86,084)

BALANCE DECEMBER 31, 2004	10,000	$1	$131,999	$(21,695)	$(90,075)	$20,230

Shares issued after re-domicile	15,990,000	15,999				15,999

Shares for Professional services	1,000,000	1,000	99,000			100,000
Issued February 2005 at $.10 per share

Private Placement Memorandum I	850,000	850	455,151			456,001
Issued from March 2005 to 12/31/05
at $.50 per share

Unpaid capital contributions				(130,532)		(130,532)

Net (Loss)					(518,270)	(518,270)

BALANCE DECEMBER 31, 2005	17,850,000	$17,850	$686,150	$(152,227)	$(608,345)	$(56,572)

Private Placement Memorandum I	150,000	150	61,994			62,144
Issued from 12/31/05 to March 2006
at $.50 per share

Shares repurchased with cash	(144,000)	(144)	(9,500)			(9,644)

Capital contributions repaid				26,496		26,496

Net (Loss)					(77,222)	(77,222)

BALANCE DECEMBER 31, 2006	17,856,000	$17,856	$738,644	$(125,731)	$(685,567)	$(54,798)

Private Placement Memorandum II	642,200	642	320,458			321,100
Issued from May 2007 to October 2007
at $.50 per share

Shares for Professional services	313,500	314	156,436			156,750

Capital contributions repaid				18,335		18,335

Net (Loss)					(464,718)	(464,718)

BALANCE DECEMBER 31, 2007	18,811,700	$18,812	$1,215,538	$(107,396)	$(1,150,285)	$(23,331)

Unpaid capital contributions				(75,380)		(75,380)

Net (Loss)					(98,549)	(98,549)

BALANCE JUNE 30, 2008	18,811,700	$18,812	$1,215,538	$(182,776)	$(1,248,834)	$(197,260)

See notes to financial statements.

REVOLUTIONARY CONCEPTS, INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS
For the six month period ended June 30, 2008, 2007
and the period from March 12, 2004 (Inception) to June 30, 2008

			March 12,
	six months ended	six months ended	2004 (Inception) to
	June 30,	June 30,	June 30,
	2008	2007	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss)	$(98,549)	(99,547)	$(1,246,968)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	4,560	-	41,524
(Increase) in security deposits	-	-	(1,500)
(Increase) in organizational costs	-	-	(3,070)
Common stock shares and paid in capital for services	-	-	256,750
Increase in (decrease) accounts payable	1,942	20,611	83,719
NET CASH USED BY OPERATING ACTIVITIES	(92,047)	(78,936)	(869,545)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	-	(686)	(11,331)
Investment in patent costs	(26,001)	(14,142)	(88,306)
NET CASH USED BY INVESTING ACTIVITIES	(26,001)	(14,828)	(99,637)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock shares from private placements	-	-	1,642
Issuance of notes payable	307,500		307,500
Paid in capital from private placements	-	179,100	837,603
Capital contributions	-	-	147,999
Common stock shares repurchased with cash	-	-	(9,644)
Unpaid capital contributions	(75,380)	25,731	(182,776)
NET CASH PROVIDED BY FINANCING ACTIVITIES	232,120	204,831	1,102,324

NET INCREASE(DECREASE) IN CASH	114,072	111,067	133,142

CASH BALANCE BEGINNING OF PERIOD	19,070	0	0

CASH BALANCE END OF PERIOD	$133,142	111,067	$133,142

SUPPLEMENTAL DISCLOSURES
Interest paid	$1,872	262	$6,379

See notes to financial statements.

REVOLUTIONARY CONCEPTS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations - Revolutionary Concepts, Inc. (the “Company”) was originally organized in North Carolina on March 12, 2004. On February 28, 2005 the company was reorganized and re-domiciled as a Nevada corporation. The Company is in the product development stage. Recently, the company completed the initial development of a working prototype of the Eyetalk Communicator (“EYETALK”). This technology has many applications. The EYETALK specifically provides wireless technology that offers consumers an opportunity to interact with visitors to their front door. This is initiated through a doorbell or a motion sensor, which sets off a series of events that result in a phone call to the consumer who then can interact with the visitor through both video and audio. This same wireless technology could also be made portable so that you could see a child’s sporting event or school play even when you not present. The Company is also exploring other applications for the technology. The company may need to raise additional capital to further develop the EYETALK and to begin the commercialization of the EYETALK technology. They have obtained a patent on certain key components of the technology.

Basis of presentation - These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements on a going concern basis, which assumes the realization of assets and the discharge of liabilities in the normal course of operations for the foreseeable future. The Company maintains its financial records on an accrual method of accounting. The Company’s ability to continue as a going concern is dependent upon continued ability to obtain financing to repay its current obligations and fund working capital until it is able to achieve profitable operations. The Company will seek to obtain capital from equity financing through the exercise of warrants and through future common share private placements. The Company may also seek debt financing, if available. Management hopes to realize sufficient sales in future years to achieve profitable operations. There can be no assurance that the Company will be able to raise sufficient debt or equity capital on satisfactory terms. If management is unsuccessful in obtaining financing or achieving profitable operations, the Company may be required to cease operations. The outcome of these matters cannot be predicted at this time. These financial statements do not give effect to any adjustments which could be necessary should the Company be unable to continue as a going concern and, therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts differing from those reflected in the financial statements.

Revenue recognition– The Company will recognize sales revenue at the time of delivery when ownership has transferred to the customer, when evidence of a payment arrangement exists and the sales proceeds are determinable and collectable. Provisions will be recorded for product returns based on historical experience. To date, the Company’s revenue is primarily comprised of interest income.

Options and warrants issued– The Company allocates the proceeds received from equity financing and the attached options and warrants issued, based on their relative fair values, at the time of issuance. The amount allocated to the options and warrants is recorded as additional paid in capital.

Stock-based compensation– The Company will account for its employee stock based compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25. “Accounting for Stock Issued to Employees”, and related interpretations. As such, compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received will be based upon the fair value of the equity instruments issued, as the services are provided and the securities earned. SFAS No. 123, “Accounting for Stock-Based Compensation”, requires entities that continue to apply the provisions of APB Opinion No. 25 for transactions with employees to provide pro forma net earnings (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied to these transactions. For the period from inception (March 12, 2004) to December 31, 2007, no stock options were committed to be issued to employees.

REVOLUTIONARY CONCEPTS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes– Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards that are available to be carried forward to future years for tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. When it is not considered to be more likely than not that a deferred tax asset will be realized, a valuation allowance is provided for the excess. Although the Company has significant loss carry forwards available to reduce future income for tax purposes, no amount has been reflected on the balance sheet for deferred income taxes as any deferred tax asset has been fully offset by a valuation allowance.

Loss per share– Basic loss per share has been calculated using the weighted average number of common shares issued and outstanding during the year.

Use of Estimates - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions, where applicable, that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management does not expect such variances, if any, to have a material effect on the financial statements.

Research and Development Costs - Research and development costs are expensed as incurred in accordance with generally accepted accounting principles in the United States of America. Research is planned search or critical investigation aimed at discovery of new knowledge with the hope that such knowledge will be useful in developing a new product or service or a new process or technique or in bringing about a significant improvement to an existing product or process. Development is the translation of research findings or other knowledge into a plan or design for a new product or process or for a significant improvement to an existing product or process whether intended for sale or use. It includes the conceptual formulation, design, and testing of product alternatives, construction of prototypes, and operation of pilot plants. It does not include routine or periodic alterations to existing products, production lines, manufacturing processes, and other on-going operations even though those alterations may represent improvements and it does not include market research or market testing activities. Elements of costs shall be identified with research and development activities as follows: The costs of materials and equipment or facilities that are acquired or constructed for research and development activities and that have alternative future uses shall be capitalized as tangible assets when acquired or constructed. The cost of such materials consumed in research and development activities and the depreciation of such equipment or facilities used in those activities are research and development costs. However, the costs of materials, equipment, or facilities that are acquired or constructed for a particular research and development project and that have no alternative future uses and therefore no separate economic values are research and development costs at the time the costs are incurred. Salaries, wages, and other related costs of personnel engaged in research and development activities shall be included in research and development costs. The costs of contract services performed by others in connection with the research and development activities of an enterprise, including research and development conducted by others in behalf of the enterprise, shall be included in research and development costs.

REVOLUTIONARY CONCEPTS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Depreciation– is computed using the straight-line method over the assets’ expected useful lives.

Amortization– Deferred charges are amortized using the straight-line method over six years.

NOTE 2 – ACCOUNTING PRONOUNCEMENTS

SFAS No. 7, Accounting and Reporting by Development Stage Enterprises, establishes guidelines for identifying companies in the development stage and specifies the standards of financial accounting and reporting that apply to those companies. In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, “Share-Based Payment” (“SFAS 123R”). SFAS 123R revises FASB Statement No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees.” SFAS 123R requires all public and non-public companies to measure and recognize compensation expense for all stock-based payments for services received at the grant-date fair value, with the cost recognized over the vesting period (or the requisite service period). SFAS 123R is effective for small business issuers for all interim periods beginning after December 15, 2005. The adoption of SFAS 123R did not have a material impact on the Company's financial statements or results of operations.

SFAS No. 123R permits public companies to adopt its requirements using one of two methods. A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date. A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption. The Company has yet to determine which method to use in adopting SFAS 123R.

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs - an amendment of ARB No. 43, Chapter 4” (“SFAS 151”). This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to costs of conversion be based upon the normal capacity of the production facilities. The provisions of SFAS 151 are effective for fiscal years beginning after June 15, 2005. As such, the Company has adopted these provisions, if any, at the beginning of the fiscal year 2006.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29” (“SFAS 153”). SFAS 153 replaces the exception from fair value measurement in APB Opinion No. 29 for non-monetary exchanges of similar productive assets with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for all interim periods beginning after June 15, 2005. The adoption of SFAS 153 did not have a material impact on the Company's financial statements or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. These requirements apply to all voluntary changes and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 is effective for fiscal years beginning after December 15, 2005. As such, the Company has adopted these provisions, if any, at the beginning of the fiscal year ended December 31, 2006.

REVOLUTIONARY CONCEPTS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 2 – ACCOUNTING PRONOUNCEMENTS continued

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments--an amendment of FASB Statements No. 133 and 140” (“SFAS 155”). This Statement amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets”. This Statement permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued for the Company for fiscal year begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position

NOTE 3 – RELATED PARTY TRANSACTIONS

The Board of Directors have authorized the officers of the company to receive advances from the company for the foreseeable future, in lieu of taking compensation, under terms of promissory notes bearing 5% interest, beginning January 1, 2006. As of December 31, 2007 the advances totaled $107,396 and $182,776 as of June 30, 2008.

NOTE 4 – ACCOUNTS PAYABLE

Accounts payable consist of the following:

	6/30/08	12/31/07
Professional fees	$9,125	$9,125
Accrued payroll taxes	16,014	9,418

Interest payable	1,866	-
Legal fees	10,100	10,100
Consulting fees	48,480	55,000
	$85,585	$83,643

NOTE 5 – COMITMENTS AND CONTENGINCIES

Liabilities for loss contingencies, arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Recoveries from third parties, which are probable of realization are separately recorded, and are not offset against the related liability, in accordance with FASB No. 39, “Offsetting of Amounts Related to Certain Contracts.” The Company is the plaintiff in a lawsuit seeking damages against the law firm retained to file for “EYETALK” product patent.

The Company alleges professional malpractice by a patent agent, professional malpractice by attorneys, failure to supervise a non-attorney employee, respondent superior, misappropriation of funds and breach of contract. The outcome of this lawsuit cannot be determined at this time and attorneys fees associated with the lawsuit are contingent upon a successful outcome in this case.

REVOLUTIONARY CONCEPTS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 6 – CAPITAL FINANCING

The Company, though a Private Placement Memorandum (“PPM”) dated April 24, 2007, has raised additional capital of $321,100. The PPM offered 642,200 shares of common stock at a price of $.50 per share. Expenses of this offering, $18,000, were paid from the proceeds and included legal and accounting expenses, filling fees, printing costs and other offering costs. No commission, discount, finder’s fee or other similar remuneration or compensation was paid, directly or indirectly to any person for soliciting any prospective purchaser. This was a non-contingent offering and there was no minimum number of shares required to be sold, except the minimum of $1,000 (2,000 shares) per purchaser was required to accredited investors.

NOTE 7 – ITELLECTUAL PROPERTY

The patent no. US 7,193644 B2, for the prototype was successfully obtained on March 20, 2007. In accordance with FASB 86, the Company has established a technological feasibility date on July 21, 2004, the date that Phase I was delivered and presented. The software development costs have been analyzed and it has been determined that all software development costs were incurred subsequent to the feasibility date. The useful life of capitalized software costs has been assumed to be 5 years. Total software development costs were $32,200 and the appropriate minimum amortization has been taken, also in accordance with FASB 86.

NOTE 8 – COMMON STOCK SHARES FOR SERVICES

In January 2005, the Company issued one million shares of common stock for professional, legal and consulting fees. This transaction was recorded in accordance with FASB 123R at $.10 per share. These initial shares for services were issued before the Company raised any capital by private offering and was therefore valued at the value of services provided. In the year ending December 31, 2007, the Company issued 313,500 shares of common stock for professional services. These transactions were also recorded in accordance with FASB 123R at $.50 per share based on the value indicated from the shares sold in recent private placement memorandum.

NOTE 9 – RESTATEMENT OF FINANCIAL STATEMENTS

The research and development costs, $(242,615) previously capitalized, have been expensed as incurred and the capitalized patent costs have been properly amortized over the expected useful life of six years, $(12,461), both items increase the accumulated deficit for a total of $(255,076).

NOTE 10 – SUBSEQUENT EVENTS

On April 24, 2008 the Company issued two notes payable in the amount of $7,500 to unrelated parties. On May 5, 2008 the Company issued another note payable $300.000 to another non-related party. at 4% interest which begin to come due in October, 2008. These promissory notes were secured by a pledge of up to 612,000 shares of restricted common stock from our authorized but unissued shares. If the Company is unable to pay according to the terms of the notes or successfully renegotiate the notes, they must issue shares to the note holders. On April 24, 2008 we borrowed $7,500 from two unrelated parties. We also borrowed $300,000 from another non-related party on May 5, 2008 at 4% interest which begin to come due in October, 2008. These promissory notes were secured by a pledge of up to 612,000 shares of restricted common stock from our authorized but unissued shares. If we are unable to pay according to the terms of the notes or successfully renegotiate the notes, we must issue shares to the note holders. On August 6, 2008, we modified the $300,000 promissory note to extend the due date until such time as the litigation with our former patent attorney has been resolved either by settlement, judgment, or otherwise. We have agreed to pay the noteholder the principal plus accrued interest from the proceeds of any settlement, judgment or other payment. We have agreed to provide a lien and notice of lien in form acceptable for recording to grant a security interest in the proceeds to the noteholder. Ron Carter, our CEO and President, has also agreed to personally guarantee the amount of any shortfall in payments due the noteholder. The noteholder has also been given the right to extinguish all of part of the outstanding debt, including accrued interest and any costs, to shares of common stock of the company at the agreed upon price of $0.50 per share, subject to approval by counsel that such issuance does not violate state or federal securities laws.

INDEPENDENT AUDITORS REPORT

GREG LAMB, CPA
6409 Viking Trail
Arlington, TX 76001

The Board of Directors and Shareholders of Revolutionary Concepts, Inc.

We have audited the accompanying balance sheet of Revolutionary Concepts, Inc. as of December 31, 2006 and December 31, 2007 and the related statements of loss, shareholders' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accountability Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and December 31, 2007 and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.  These financial statements have been restated as further discussed in note 9 of the notes to the financial statements.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses, negative cash flows from operations and has a net working capital deficiency, factors which raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Greg Lamb, CPA

March 26, 2008 except for items discussed in note 9 of the notes to the financial statements, restated July 28, 2008

REVOLUTIONARY CONCEPTS, INC.
(A Development Stage Company)

BALANCE SHEET
December 31, 2007 and 2006

	Restated	Restated
	12/31/07	12/31/06
ASSETS
Current Assets
Cash and Cash Equivalents	$19,070	$0
Total Current Assets	19,070	0

Fixed Assets
Accumulated Depreciation	(6,049)	(3,861)
Computer	11,331	8,344
Total Fixed Assets	5,282	4,483

Other Assets
Accumulated Amortization	(30,915)	(11,400)
Security Deposits	1,500	1,500
Organizational Costs	3,070	3,070
Patent Costs	62,305	39,539
Total Other Assets	35,960	32,709

TOTAL ASSETS	$60,312	$37,192

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$83,643	$91,990
Total Current Liabilities	83,643	91,990

Stockholder's Equity
Preferred Stock 10,000,000 shares authorized, none issued Common Stock, .001 par value, 18,811,700 shares issued and outstanding, 65,000,000 authorized	18,812	17,856
Paid in Capital	1,215,538	738,644
Unpaid capital contribution	(107,396)	(125,731)
Deficit accumulated during the development stage	(1,150,285)	(685,567)
	(23,331)	(54,798)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$60,312	$37,192

See notes to financial statements.

REVOLUTIONARY CONCEPTS, INC.
(A Development Stage Company)

STATEMENT OF INCOME (LOSS)
Year Ended December 31, 2007, 2006 and the period from March 12, 2004
(date of inception), to December 31, 2007

			Restated
	Restated	Restated	March 12, 2004
	Year Ended	Year Ended	(Inception) to
	December 31,	December 31,	December 31,
	2007	2006	2007

OPERATING EXPENSES
Automobile Expense	13,822	-	13,822
Bank Charges	1,130	1,164	3,761
Depreciation and Amortization Expense	21,703	8,885	36,964
Interest Expense	266	99	4,507
License and Permits	-	228	2,253
Office Expense	10,308	-	10,308
Office Supplies	6,635	963	11,026
Payroll Expense	9,418		9,418
Printing and Reproduction	2,052	1,891	6,388
Professional Fees	386,306	17,535	684,938
Product Research and Development	1,950	26,500	280,206
Taxes	-	517	517
Telephone Expense	3,778	3,158	13,177
Travel Expense	6,686	23,106	48,786
Website Development	2,700	-	2,700
Other Expenses	4,160	196	34,730
Total Operating Expenses	$470,914	$84,242	$1,163,501

OTHER INCOME
Interest	6,196	7,020	13,216

NET (LOSS)	$(464,718)	(77,222)	$(1,150,285)

Weighted number of shares outstanding	17,626,925	17,232,000	17,626,925

(Loss) per weighted number of shares outstanding	(0.03)	(0.00)	(0.07)

See notes to financial statements.

REVOLUTIONARY CONCEPTS, INC.
(A Development Stage Company)

STATEMENTS OF STOCKHOLDER'S ACUMULATED DEFICIT
for the years ended December 31, 2004, 2005, 2006, 2007
and March 12, 2004 (Date of Inception)

			Restated	Restated	Restated	Restated
	Number of	Par	Paid in	Capital	Accumulated
	Shares	Value	Capital	Contribution	(Deficit)	Total
BALANCE MARCH 12, 2004	10,000	1	32,499	-	(3,991)	28,509
(Date of Inception)
Contributed Capital			99,500			99,500
Unpaid capital contributions				(21,695)		(21,695)

Net (Loss)					(86,084)	(86,084)

BALANCE DECEMBER 31, 2004	10,000	$1	$131,999	$(21,695)	$(90,075)	$20,230

Shares issued after re-domicile	15,990,000	15,999				15,999

Shares for Professional services	1,000,000	1,000	99,000			100,000

Private Placement Memorandum I	850,000	850	455,151			456,001

Unpaid capital contributions				(130,532)		(130,532)

Net (Loss)					(518,270)	(518,270)

BALANCE DECEMBER 31, 2005	17,850,000	$17,850	$686,150	$(152,227)	$(608,345)	$(56,572)

Private Placement Memorandum I	150,000	150	61,994			62,144

Shares repurchased with cash	(144,000)	(144)	(9,500)			(9,644)

Capital contributions repaid				26,496		26,496

Net (Loss)					(77,222)	(77,222)

BALANCE DECEMBER 31, 2006	17,856,000	$17,856	$738,644	$(125,731)	$(685,567)	$(54,798)

Private Placement Memorandum II	642,200	642	320,458			321,100

Shares for Professional services	313,500	314	156,436			156,750

Capital contributions repaid				18,335		18,335

Net (Loss)					(464,718)	(464,718)

BALANCE DECEMBER 31, 2007	18,811,700	$18,812	$1,215,538	$(107,396)	$(1,150,285)	$(23,331)

See notes to financial statements.   .

REVOLUTIONARY CONCEPTS, INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS
Year Ended December 31, 2007, 2006 and the period from
March 12, 2004 (date of inception) to December 31, 2007

			Restated
	Restated	Restated	March 12, 2004
	Year Ended	Year Ended	(Inception) to
	December 31,	December 31,	December 31,
	2007	2006	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss)	$(464,718)	(77,222)	$(1,150,285)
Adjustments to reconcile net (loss) to net cash from operating activities:
Depreciation and amortization	21,703	8,885	36,964
Common Stock Shares and paid in capital for services	156,750	-	256,750
(Increase) in security deposits	-	-	(1,500)
(Increase) in organizational costs	-	-	(3,070)
Increase in (Decrease) Accounts payable	(8,347)	(1,761)	83,643
NET CASH USED BY OPERATING ACTIVITIES	(294,612)	(70,098)	(777,498)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(2,987)	(2,992)	(11,331)
Investment in in patent costs	(22,766)	(10,000)	(62,305)
NET CASH USED BY INVESTING ACTIVITIES	(25,753)	(12,992)	(73,636)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock shares from private placements	642	150	1,642
Paid in capital from private placements	320,458	61,994	837,603
Capital contributions	-	-	147,999
Common stock shares repurchased with cash	-	(9,644)	(9,644)
Unpaid capital contributions (increase) decrease	18,335	26,496	(107,396)
NET CASH PROVIDED BY FINANCING ACTIVITIES	339,435	78,996	870,204

NET INCREASE (DECREASE) IN CASH	19,070	(4,094)	19,070

CASH BALANCE BEGINNING OF PERIOD	0	4,094	0

CASH BALANCE END OF PERIOD	$19,070	0	$19,070

SUPPLEMENTAL DISCLOSURES
Interest paid	$266	99	$4,507

See notes to financial statements.

REVOLUTIONARY CONCEPTS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations - Revolutionary Concepts, Inc. (the “Company”) was originally organized in North Carolina on March 12, 2004. On February 28, 2005 the company was reorganized and re-domiciled as a Nevada corporation. The Company is in the product development stage. Recently, the company completed the initial development of a working prototype of the Eyetalk Communicator (“EYETALK”). This technology has many applications. The EYETALK specifically provides wireless technology that offers consumers an opportunity to interact with visitors to their front door. This is initiated through a doorbell or a motion sensor, which sets off a series of events that result in a phone call to the consumer who then can interact with the visitor through both video and audio. This same wireless technology could also be made portable so that you could see a child’s sporting event or school play even when you not present. The Company is also exploring other applications for the technology. The company may need to raise additional capital to further develop the EYETALK and to begin the commercialization of the EYETALK technology. They have obtained a patent on certain key components of the technology.

Basis of presentation - These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements on a going concern basis, which assumes the realization of assets and the discharge of liabilities in the normal course of operations for the foreseeable future. The Company maintains its financial records on an accrual method of accounting. The Company’s ability to continue as a going concern is dependent upon continued ability to obtain financing to repay its current obligations and fund working capital until it is able to achieve profitable operations. The Company will seek to obtain capital from equity financing through the exercise of warrants and through future common share private placements. The Company may also seek debt financing, if available. Management hopes to realize sufficient sales in future years to achieve profitable operations. There can be no assurance that the Company will be able to raise sufficient debt or equity capital on satisfactory terms. If management is unsuccessful in obtaining financing or achieving profitable operations, the Company may be required to cease operations. The outcome of these matters cannot be predicted at this time. These financial statements do not give effect to any adjustments which could be necessary should the Company be unable to continue as a going concern and, therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts differing from those reflected in the financial statements.

Revenue recognition – The Company will recognize sales revenue at the time of delivery when ownership has transferred to the customer, when evidence of a payment arrangement exists and the sales proceeds are determinable and collectable. Provisions will be recorded for product returns based on historical experience. To date, the Company’s revenue is primarily comprised of interest income.

Options and warrants issued – The Company allocates the proceeds received from equity financing and the attached options and warrants issued, based on their relative fair values, at the time of issuance. The amount allocated to the options and warrants is recorded as additional paid in capital.

Stock-based compensation – The Company will account for its employee stock based compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25. “Accounting for Stock Issued to Employees”, and related interpretations. As such, compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received will be based upon the fair value of the equity instruments issued, as the services are provided and the securities earned. SFAS No. 123, “Accounting for Stock-Based Compensation”, requires entities that continue to apply the provisions of APB Opinion No. 25 for transactions with employees to provide pro forma net earnings (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied to these transactions. For the period from inception (March 12, 2004) to December 31, 2007, no stock options were committed to be issued to employees.

REVOLUTIONARY CONCEPTS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes – Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards that are available to be carried forward to future years for tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. When it is not considered to be more likely than not that a deferred tax asset will be realized, a valuation allowance is provided for the excess. Although the Company has significant loss carry forwards available to reduce future income for tax purposes, no amount has been reflected on the balance sheet for deferred income taxes as any deferred tax asset has been fully offset by a valuation allowance.

Loss per share – Basic loss per share has been calculated using the weighted average number of common shares issued and outstanding during the year.

Use of Estimates - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions, where applicable, that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management does not expect such variances, if any, to have a material effect on the financial statements.

Research and Development Costs - Research and development costs are expensed as incurred in accordance with generally accepted accounting principles in the United States of America.  Research is planned search or critical investigation aimed at discovery of new knowledge with the hope that such knowledge will be useful in developing a new product or service or a new process or technique or in bringing about a significant improvement to an existing product or process. Development is the translation of research findings or other knowledge into a plan or design for a new product or process or for a significant improvement to an existing product or process whether intended for sale or use. It includes the conceptual formulation, design, and testing of product alternatives, construction of prototypes, and operation of pilot plants. It does not include routine or periodic alterations to existing products, production lines, manufacturing processes, and other on-going operations even though those alterations may represent improvements and it does not include market research or market testing activities. Elements of costs shall be identified with research and development activities as follows: The costs of materials and equipment or facilities that are acquired or constructed for research and development activities and that have alternative future uses shall be capitalized as tangible assets when acquired or constructed. The cost of such materials consumed in research and development activities and the depreciation of such equipment or facilities used in those activities are research and development costs. However, the costs of materials, equipment, or facilities that are acquired or constructed for a particular research and development project and that have no alternative future uses and therefore no separate economic values are research and development costs at the time the costs are incurred. Salaries, wages, and other related costs of personnel engaged in research and development activities shall be included in research and development costs. The costs of contract services performed by others in connection with the research and development activities of an enterprise, including research and development conducted by others in behalf of the enterprise, shall be included in research and development costs.

REVOLUTIONARY CONCEPTS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Depreciation – is computed using the straight-line method over the assets’ expected useful lives.

Amortization – Deferred charges are amortized using the straight-line method over six years.

NOTE 2 – ACCOUNTING PRONOUNCEMENTS

SFAS No. 7, Accounting and Reporting by Development Stage Enterprises, establishes guidelines for identifying companies in the development stage and specifies the standards of financial accounting and reporting that apply to those companies. In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, “Share-Based Payment” (“SFAS 123R”). SFAS 123R revises FASB Statement No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees.” SFAS 123R requires all public and non-public companies to measure and recognize compensation expense for all stock-based payments for services received at the grant-date fair value, with the cost recognized over the vesting period (or the requisite service period). SFAS 123R is effective for small business issuers for all interim periods beginning after December 15, 2005. The adoption of SFAS 123R did not have a material impact on the Company's financial statements or results of operations.

SFAS No. 123R permits public companies to adopt its requirements using one of two methods. A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date. A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption. The Company has yet to determine which method to use in adopting SFAS 123R.

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs - an amendment of ARB No. 43, Chapter 4” (“SFAS 151”). This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to costs of conversion be based upon the normal capacity of the production facilities. The provisions of SFAS 151 are effective for fiscal years beginning after June 15, 2005. As such, the Company has adopted these provisions, if any, at the beginning of the fiscal year 2006.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29” (“SFAS 153”). SFAS 153 replaces the exception from fair value measurement in APB Opinion No. 29 for non-monetary exchanges of similar productive assets with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for all interim periods beginning after June 15, 2005. The adoption of SFAS 153 did not have a material impact on the Company's financial statements or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. These requirements apply to all voluntary changes and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 is effective for fiscal years beginning after December 15, 2005. As such, the Company has adopted these provisions, if any, at the beginning of the fiscal year ended December 31, 2006.

REVOLUTIONARY CONCEPTS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 2 – ACCOUNTING PRONOUNCEMENTS continued

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments--an amendment of FASB Statements No. 133 and 140” (“SFAS 155”). This Statement amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets”. This Statement permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued for the Company for fiscal year begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position

NOTE 3 – RELATED PARTY TRANSACTIONS

The Board of Directors have authorized the officers of the company to receive advances from the company for the foreseeable future, in lieu of taking compensation, under terms of promissory notes bearing 5% interest, beginning January 1, 2006. As of December 31, 2006 and 2007 the advances totaled $125,731 and $107,396, respectively.

NOTE 4 – ACCOUNTS PAYABLE

Accounts payable consist of the following:

	12/31/06	12/31/07
Professional fees	$12,000	$9,125
Accrued payroll taxes		9,418
Accrued interest payable		-
Overdraft	1,239	-
Legal fees	8,751	10,100
Consulting fees	70,000	55,000
	$91,990	$83,643

NOTE 5 – COMITMENTS AND CONTENGINCIES

Liabilities for loss contingencies, arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Recoveries from third parties, which are probable of realization are separately recorded, and are not offset against the related liability, in accordance with FASB No. 39, “Offsetting of Amounts Related to Certain Contracts.” The Company is the plaintiff in a lawsuit seeking damages against the law firm retained to file for “EYETALK” product patent.

The Company alleges professional malpractice by a patent agent, professional malpractice by attorneys, failure to supervise a non-attorney employee, respondent superior, misappropriation of funds and breach of contract. The outcome of this lawsuit cannot be determined at this time and attorneys fees associated with the lawsuit are contingent upon a successful outcome in this case.

REVOLUTIONARY CONCEPTS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 6 – CAPITAL FINANCING

The Company, though a Private Placement Memorandum (“PPM”) dated April 24, 2007, has raised additional capital of $321,100. The PPM offered 642,200 shares of common stock at a price of $.50 per share. Expenses of this offering, $18,000, were paid from the proceeds and included legal and accounting expenses, filling fees, printing costs and other offering costs. No commission, discount, finder’s fee or other similar remuneration or compensation was paid, directly or indirectly to any person for soliciting any prospective purchaser. This was a non-contingent offering and there was no minimum number of shares required to be sold, except the minimum of $1,000 (2,000 shares) per purchaser was required to accredited investors.

NOTE 7 – ITELLECTUAL PROPERTY

The patent no. US 7,193644 B2, for the prototype was successfully obtained on March 20, 2007. In accordance with FASB 86, the Company has established a technological feasibility date on July 21, 2004, the date that Phase I was delivered and presented. The software development costs have been analyzed and it has been determined that all software development costs were incurred subsequent to the feasibility date. The useful life of capitalized software costs has been assumed to be 5 years. Total software development costs were $32,200 and the appropriate minimum amortization has been taken, also in accordance with FASB 86.

NOTE 8 – COMMON STOCK SHARES FOR SERVICES

In January 2005, the Company issued one million shares of common stock for professional, legal and consulting fees. This transaction was recorded in accordance with FASB 123R at $.10 per share. These initial shares for services were issued before the Company raised any capital by private offering and was therefore valued at the value of services provided. In the year ending December 31, 2007, the Company issued 313,500 shares of common stock for professional services. These transactions were also recorded in accordance with FASB 123R at $.50 per share based on the value indicated from the shares sold in recent private placement memorandum.

NOTE 9 – RESTATEMENT OF FINANCIAL STATEMENTS

The research and development costs, $(242,615) previously capitalized, have been expensed as incurred and the capitalized patent costs have been properly amortized over the expected useful life of six years, $(12,461), both items increase the accumulated deficit for a total of $(255,076).

NOTE 10 – SUBSEQUENT EVENTS

On April 24, 2008 the Company issued two notes payable in the amount of $7,500 to unrelated parties. On May 5, 2008 the Company issued another note payable $300.000 to another non-related party. at 4% interest which begin to come due in October, 2008. These promissory notes were secured by a pledge of up to 612,000 shares of restricted common stock from our authorized but unissued shares. If the Company is unable to pay according to the terms of the notes or successfully renegotiate the notes, they must issue shares to the note holders. On April 24, 2008 we borrowed $7,500 from two unrelated parties. We also borrowed $300,000 from another non-related party on May 5, 2008 at 4% interest which begin to come due in October, 2008. These promissory notes were secured by a pledge of up to 612,000 shares of restricted common stock from our authorized but unissued shares. If we are unable to pay according to the terms of the notes or successfully renegotiate the notes, we must issue shares to the note holders. On August 6, 2008, we modified the $300,000 promissory note to extend the due date until such time as the litigation with our former patent attorney has been resolved either by settlement, judgment, or otherwise. We have agreed to pay the noteholder the principal plus accrued interest from the proceeds of any settlement, judgment or other payment. We have agreed to provide a lien and notice of lien in form acceptable for recording to grant a security interest in the proceeds to the noteholder. Ron Carter, our CEO and President, has also agreed to personally guarantee the amount of any shortfall in payments due the noteholder. The noteholder has also been given the right to extinguish all of part of the outstanding debt, including accrued interest and any costs, to shares of common stock of the company at the agreed upon price of $0.50 per share, subject to approval by counsel that such issuance does not violate state or federal securities laws.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 23. Changes in and Disagreements with Accountants on Accounting and Financial Issues.

There have not been any disagreements with the auditor on any audit or accounting issues.

Item 24. Indemnification of Directors and Officers.

Our articles of incorporation provide that we will indemnify any person who is or was a director, officer, employee, agent or fiduciary of our company to the fullest extent permitted by applicable law. Nevada law permits a Nevada corporation to indemnify its directors, officers, employees and agents against liabilities and expenses they may incur in such capacities in connection with any proceeding in which they may be involved, if (i) such director or officer is not liable to the corporation or its stockholders due to the fact that his or her acts or omissions constituted a breach of his or her fiduciary duties as a director or officer and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law, or (ii) he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of our company, or that with respect to any criminal action or proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.

In addition, our bylaws include provisions to indemnify its officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person either is not liable pursuant to Nevada Revised Statutes 78.138 or acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendre or its equivalent will not, of itself, create a presumption that the person is liable pursuant to Nevada Revised Statutes 78.138 or did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

Item 25. Other Expenses of Issuance and Distribution.

Registration Fees*	$179
Federal Taxes	—
State Taxes	—
Legal Fees and Expenses	30,000
Transfer Agent and Printing	5,000
Blue Sky Fees	5,000
Accounting Fees and Expenses	5-,000
Miscellaneous (1)	7,500
Total	$62,679

* Estimated Figures
(1) Includes costs for Edgar filings and all other costs anticipated.

Item 26. Recent Sales of Unregistered Securities.

In February, 2005, we agreed to issue 670,000 shares of restricted common stock to Sedgefield Capital Corporation, for consulting services and 330,000 shares of restricted common stock to Charles Barkley, our securities counsel, to partially defray the costs of attorney's fees.

2005 Private Placement

In March 2005, RCI commenced a private offering in which we sold securities to 72 accredited investors in the form of 100 units, each consisting of 10,000 shares of common stock; 10,000 Class A Warrants, and 10,000 Class B Warrants (the "2005 Offering"). The units were sold at a price of $5,000 per unit and the offering was completed in March, 2006. We received total consideration of $500,000, which were used to pay our consultants and to complete the prototype and patenting of the remote network camera video system.

Each Class A warrant is exercisable for one share of common stock at an exercise price of $0.65 per share, and each Class B warrant is exercisable for one share of common stock at an exercise price of $0.90 per share. Each 2005 Warrant will be exercisable for eighteen months after the date of their registration, unless extended or redeemed. The exercise price and number of shares of common stock underlying the 2005 Warrants is subject to adjustment on certain events, including reverse stock splits, stock dividends and recapitalizations, combinations, and mergers. We must at all times reserve and keep available, solely for issuance and delivery upon the exercise of the 2005 Warrants, such shares of common stock underlying the 2005 Warrants, as from time to time shall be issuable upon the exercise of the 2005 Warrants.

The common stock, warrants and common stock issuable upon exercise of the warrants have not been registered under the Securities Act, and were issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder, which exempt transactions by an issuer not involving any public offering. The issuance of the shares was undertaken without general solicitation or advertising. Each purchaser of the shares represented in the purchase agreement, among other things, that (a) it was an “accredited investor”, as defined in Regulation D promulgated under the Securities Act of 1933, (b) it had obtained sufficient information from us to evaluate the merits and risks of an investment in the shares of our common stock and (c) it was acquiring the shares of our common stock for investment purposes and not with a view to any public resale or other distribution in violation of the Securities Act of 1933 or the securities laws of any state. In addition, the stock certificate representing these shares contained a legend that they are restricted securities under the Securities Act of 1933. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

 2007 Private Placement

In April 2007, we commenced a private offering under Regulation D in which we sold 642,200 shares of restricted common stock for $0.50 per share to 63 accredited investors, which was completed in October, 2007. We received total consideration of $321,100, a portion of which is expected to be used to fund the costs of this offering.

Other Consultants

In 2005 the Company entered into marketing and public relations agreement with Red Moon Marketing, Inc. and NexCom, both of Charlotte, North Carolina. The company paid $83,580.10 to NexCom along with 56,000 shares of restricted common stock and $50,000 to Red Moon and 87,500 sharers of restricted common stock. These agreements ended as of December 31, 2007.

We also entered into an agreement with JDSL to provide research and technical support in the presentation of the EYETALK. We have paid JDSL $40,000 cash and 120,000 shares of restricted common stock. Beginning in January 2008, our agreement with JDSL is fee based only.

We believe these were private placements within the meaning of the rules and regulations under the Securities Act. Each purchaser of the shares represented in the purchase agreement, among other things, that (a) it was an “accredited investor”, as defined in Regulation D promulgated under the Securities Act of 1933, (b) it had obtained sufficient information from us to evaluate the merits and risks of an investment in the shares of our common stock and (c) it was acquiring the shares of our common stock for investment purposes and not with a view to any public resale or other distribution in violation of the Securities Act of 1933 or the securities laws of any state. In addition, the stock certificate representing these shares contained a legend that they are restricted securities under the Securities Act of 1933. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

Item 27. Exhibits.

The following is a list of Exhibits filed as part of this registration statement:

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation

3.2	Bylaws

4.1	Form of Stock Certificate

4.2	Form of Class A Warrant Certificate

4.3	Form of Class B Warrant Certificate

4.4	Warrant Agreement

5.1	Legal Opinion*

10.1	Agreement with Absolutely New

10.2	Agreement with Dr. Jones

10.3	Agreement with Tillman Wright

10.4	Agreement with JDSL

10.7	Consulting Agreement with Sedgefield Capital

10.8	Additional Services Agreement with Sedgefield Capital

14.1	Code of Ethics

23.1	Consent of Charles Barkley, Attorney (Included in exhibit 5)

23.2	Consent of Greg Lamb, CPA *

99.2	US Patent

----

•	Filed herewith

Item 28. Undertakings.

(a)   The undersigned small business issuer hereby undertakes to:

(1)   File, during any period in which it offers and sells securities, a post-effective amendment to this prospectus to:

(i)   Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   Include any additional or changed material information on the plan of distribution.

(2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)   For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)   Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(c)   Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Charlotte, North Carolina, September 23, 2008.

Revolutionary Concepts, Inc.

By:/s/ Ron Carter
Ron Carter
President and Chief Executive Officer

By: /s/ Garry Stevenson
Garry Stevenson
Chief Financial Officer, Principal Accounting Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Ron Carter as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Name Title Date

/s/ Ron Carter
Ron Carter Chief Executive Officer,
President and Director September 23 , 2008

/s/ Garry Stevenson Chief Financial Officer,
Garry Stevenson Director September 23, 2008